UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LENNOX INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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April 7, 2022

Dear Stockholders:

It is my pleasure to invite you to the 2022 Annual Meeting of Stockholders of Lennox International Inc., which will be held virtually at 10:30 a.m., Central Daylight Time, on Thursday, May 19, 2022. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2022. Lennox delivered another year of exceptional performance in 2021 where we accomplished record levels of revenue and earnings per share.

As announced on March 23, 2022, Lennox appointed Alok Maskara as Chief Executive Officer, effective on May 9, 2022. He will succeed Todd Bluedorn, who served as CEO for 15 years and Chairman of our Board for a decade. Mr. Maskara brings 25 years of global leadership experience in manufacturing and technology that align with our goals to continue to drive shareholder value through our customer-centric approach, support and empower employees, and remain focused on technology and innovation with responsible ESG leadership. I will serve as Interim CEO until Mr. Maskara joins us next month.

During the transition, the Board is providing strong, independent oversight of the business strategy and is working closely with the management team to cultivate an innovative and inclusive workplace that engages and energizes our employees. With an exceptional management team, hard-working and dedicated employees, and key strategic investments in product, technology, and distribution, Lennox is well positioned for continued momentum in 2022 and beyond.

Lennox and the Board would like to thank Mr. Bluedorn for his many years of valuable service and for instilling a culture of high performance and innovation with a strong team that has created tremendous value for our customers and stockholders.

Again, thank you for your continued support and confidence in Lennox. We hope you can join us at the 2022 Annual Meeting of Stockholders.

Sincerely,

Todd J. Teske

Chairman of the Board and Interim Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Meeting Information
DATE AND TIME Thursday, May 19, 2022 | 10:30 a.m., Central Daylight Time
LOCATION Virtual Meeting. You must register at www.proxydocs.com/LII to attend. After registering, you will receive further instructions by email, including a unique link to access the 2022 Annual Meeting.

Agenda	Board Recommendation
Proposal 1 To elect two Class III directors to hold office for a three-year term expiring at the 2025 Annual Meeting of Stockholders	FOR each director nominee
Proposal 2 To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement	FOR
Proposal 3 To approve the Lennox International Inc. 2022 Employee Stock Purchase Plan	FOR
Proposal 4 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year	FOR
Transact any other business that may properly come before the 2022 Annual Meeting in accordance with the terms of our Bylaws

Voting Methods Available to You
INTERNET Visit the website on your proxy card	BY MAIL Mark, sign, date, and return your proxy card in the postage-paid envelope	Your vote is important. Please submit your proxy or voting instructions as soon as possible
TELEPHONE Call the number on your proxy card	DURING THE MEETING You must register at www.proxydocs.com/LII to virtually attend the 2022 Annual Meeting	Who May Vote Our stockholders of record at the close of business on March 28, 2022 are entitled to notice of, and to vote at, the 2022 Annual Meeting

The Proxy Statement, Proxy Card, and Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, accompany this notice and are available at www.lennoxinternational.com and www.proxydocs.com/LII.

By Order of the Board of Directors, John D. Torres Corporate Secretary

-i-

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) that are based on information currently available to management as well as management’s assumptions and beliefs as of the date hereof. All statements, other than statements of historical fact, included in this Proxy Statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the words “may,” “will,” “should,” “plan,” “predict,” “anticipate,” “believe,” “intend,” “estimate,” and “expect” and similar expressions. Statements that are not historical should also be considered forward-looking statements. Such statements reflect our current views with respect to future events. Readers are cautioned not to place undue reliance on these forward-looking statements. We believe these statements are based on reasonable assumptions; however, such statements are inherently subject to risks and uncertainties, including but not limited to the specific uncertainties discussed in the risk factors set forth in Item 1A. Risk Factors of our Annual Report on Form 10-K. These risks and uncertainties may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by law.

General Information Regarding the

2022 Annual Meeting of Stockholders

Virtual Annual Meeting Date and Time

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennox International Inc. (the “Company,” “us,” “we,” or “our”) will be held on Thursday, May 19, 2022 at 10:30 a.m., Central Daylight Time (“CDT”), in a virtual-only meeting format, using live webcast, which provides stockholders the ability to participate in the Annual Meeting, vote their shares, and ask questions. YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON.

We began mailing or making available this Proxy Statement and the accompanying Notice of 2022 Annual Meeting of Stockholders, Proxy Card, and Annual Report to Stockholders, which includes our Annual Report on Form 10-K, to our stockholders on or about April 7, 2022 for the purpose of soliciting proxies on behalf of our Board of Directors (the “Board”).

Benefits of a Virtual Annual Meeting

We are implementing a virtual-only meeting format in order to enhance stockholder access to the Annual Meeting by enabling stockholder attendance and participation from anywhere in the world, without cost. We believe that the virtual-only meeting format gives stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and encourages communication with our Board and management.

Attendance at the Virtual Annual Meeting

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 28, 2022, the record date, may attend and participate in the Annual Meeting, including voting and submitting questions to be answered at the Annual Meeting. At the close of business on the record date, there were 36,042,441 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

HOW TO REGISTER FOR THE VIRTUAL ANNUAL MEETING

In order to attend the Annual Meeting. you must register at www.proxydocs.com/LII using the control number located on your Proxy Card, Notice of Internet Availability, or voting instruction form. Upon completing your registration, you will receive further instructions by email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions to be answered at the Annual Meeting. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, as part of the registration process, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee.

The Annual Meeting will start promptly at 10:30 a.m. CDT. Stockholders may begin to log in to the Annual Meeting 15 minutes prior to the start time. If you encounter any difficulties accessing the virtual Annual Meeting platform, including any difficulties voting, you may call the technical support number that will be included in your instructional email.

Questions at the Virtual Annual Meeting

Our Annual Meeting allows stockholders to submit questions before and during the Annual Meeting. After the votes are tabulated for each of the proposals, there will be a designated question and answer period where we will respond to questions submitted by stockholders. We will answer as many questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the Annual Meeting.
If we receive substantially similar questions, to avoid repetition we will group those questions together and provide a single response. We will also post questions submitted by stockholders and our answers on our website for a period of 60 days following the Annual Meeting.

Matters to be Voted On

At the Annual Meeting, you will be asked to vote on four proposals. Our Board recommends you vote “for” each of the director nominees in Proposal 1 and “for” Proposals 2, 3, and 4. The proposals to be voted on at the Annual Meeting are:

To elect two Class III directors to hold office for a three-year term expiring at the 2025 Annual Meeting of Stockholders;

To conduct an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement;

To approve the Lennox International Inc. 2022 Employee Stock Purchase Plan; and

To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year.

Record Versus Beneficial Ownership of Shares

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” with respect to those shares. If you are a stockholder of record, we sent our proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank, you are considered the “beneficial owner” of shares held in street name. In that case, our proxy materials will be forwarded to you by your broker or bank, which is considered the stockholder of record with respect to those shares. Your broker or bank will also send you instructions on how to vote. If you have not heard from your broker or bank, please contact them as soon as possible.

2021 Performance Highlights

LENNOX INTERNATIONAL INC. is a leading provider of climate control solutions for heating, air conditioning and refrigeration markets around the world.

(1)

We report our consolidated financial results in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in accordance with U.S. generally accepted accounting principles (“GAAP”). To supplement our consolidated financial results presented in accordance with GAAP, additional non-GAAP financial measures are provided here and reconciled in Appendix A.

Environmental, Social & Governance Highlights

Environmental

We are dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing our and their carbon footprint.

In 2021, the Science Based Target Initiative (SBTi) approved our greenhouse gas emissions targets for Scopes 1, 2 and 3.

See “Corporate Governance – ESG – Environmental Focus and Sustainability” for more information regarding the goals we have set to reduce the Company’s environmental impact.

Social

Diversity. We promote an engaged workforce and champion diversity and inclusion among our employees and business operations. In addition to publishing our diversity metrics, we also published our EEO-1 report in our 2020 ESG Report.

Health and Safety. The health and safety of our employees is our utmost priority. We have implemented a robust health and safety program, resulting in significant reductions in safety incident rates, including a 15% reduction in recordable frequency rate in 2021.

Charitable Donations. We believe we have a responsibility to support and positively impact the local communities in which we live and work. In 2021, LII contributed over $2 million to a variety of charities for health and human services, education, and youth, among other things.

Governance

Leadership Transition. Our Board devoted significant time and effort to successfully conduct a comprehensive CEO search. As a result of this process, the Board appointed Alok Maskara as Chief Executive Officer. Under Mr. Maskara’s leadership, along with an exceptional management team, hard-working and dedicated employees, and key strategic investments in products, technology, and distribution, we are well positioned for the next phase of long-term, sustainable growth.

ESG Oversight. Our Board is responsible for oversight of our ESG strategy. In 2021, we established a Global ESG Council, comprised of executives and senior leaders, to streamline ESG engagement globally across our businesses and corporate functions. We adopted a rigorous reporting plan so that the full Board and relevant committees are briefed regularly on all aspects of ESG.

For more information regarding our commitment to leadership in ESG matters, please see our 2020 ESG Report, available on our website at www.lennoxinternational.com under the heading “ESG.” We anticipate publishing our 2021 ESG Report in mid-2022.

Proposals Requiring Your Vote

Proposal 1

Election of Directors

Our Bylaws provide that our Board may be composed of no less than three and no more than 15 members. The size of our Board is currently fixed at 10 members, divided into three classes, with each class serving a three-year term.

Upon the recommendation of the Board Governance Committee, the Board has nominated two Class III directors for re-election of a three-year term expiring at the 2025 Annual Meeting of Stockholders. The Board has nominated the Class III directors using the process and criteria described in the “Corporate Governance—Director Nomination Process and Nominee Criteria” section of this Proxy Statement. When Mr. Maskara begins his employment as Chief Executive Officer, he will also join the Board as a Class III director.

For each director and director nominee, we have included a biographical description below that includes the specific experience, expertise, attributes, and skills that led to the Board’s conclusion that such person should serve as a director of the Company at this time in light of our business and structure.

If you do not wish to vote your shares for any particular nominee, you may withhold your vote for that particular nominee. If any Class III director nominee becomes unavailable to serve, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board, or the number of directors constituting the Board may be reduced.

The Board has nominated the following directors for re-election as Class III directors for three-year terms expiring at the 2025 Annual Meeting of Stockholders:

Max H. Mitchell Class III Independent Director Age 58 Director since 2016 Committees Audit Board Governance

Max H. Mitchell is the President, Chief Executive Officer and a Director of Crane Co., a diversified manufacturer of highly engineered industrial products. Before being elected President and Chief Executive Officer of Crane Co. in 2014, he served as the President and Chief Operating Officer of Crane Co. from 2013 to 2014, Executive Vice President and Chief Operating Officer of Crane Co. from 2011 to 2013, and Group President, Fluid Handling segment of Crane Co. from 2005 to 2012. Mr. Mitchell also served as an executive of Pentair Corporation and Danaher Corporation and served in finance and operational roles at Ford Motor Company.

Mr. Mitchell has an M.B.A. in finance and strategic planning from the University of Pittsburgh and a B.A. from Tulane University.

Mr. Mitchell brings broad global experiences across a diverse set of complex end industries and processes, including strategy development, as well as significant M&A experience and capital allocation decision making.

Kim K.W. Rucker Class III Independent Director Age 55 Director since 2015 Committees Compensation and Human Resources (Chair) Board Governance

Kim K.W. Rucker served as Executive Vice President, General Counsel and Secretary at Andeavor (formerly Tesoro Corporation) and Executive Vice President and General Counsel for Andeavor Logistics LP (formerly Tesoro Logistics GP, LLC) from 2016 to 2018. Previously, she was Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary at Kraft Foods Group, Inc., a global manufacturer and distributor of food products and beverages until July 2015. Prior to joining Kraft in 2012, Ms. Rucker served as the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Avon Products, Inc., a global manufacturer of beauty and related products, since 2008. Before joining Avon, Ms. Rucker was Senior Vice President, Corporate Secretary and Chief Governance Officer for Energy Future Holdings, Corp., an energy company, since 2004. She began her legal career at Sidley Austin LLP in its Chicago, Illinois office.

Ms. Rucker currently serves on the Boards of Directors of Celanese Corporation, a global technology leader in the production of differentiated chemistry solutions and specialty materials, HP Inc., a global information technology company, and Marathon Petroleum Corporation, a U.S. refining, marketing and midstream oil and gas company.

Ms. Rucker has a B.B.A. in Economics from the University of Iowa, a J.D. from Harvard Law School, and a Masters in Public Policy from the John F. Kennedy School of Government at Harvard University.

Ms. Rucker contributes a broad knowledge of law, corporate governance, internal and external communications, M&A transactions, community involvement activities, and government affairs in her service as a director.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE ABOVE NOMINEES.

The following Class I directors’ terms will continue until the 2023 Annual Meeting of Stockholders:

Janet K. Cooper Class I Independent Director Age 68 Director since 1999 Committees Audit Board Governance (Chair)

Janet K. Cooper served as Senior Vice President and Treasurer of Qwest Communications International Inc. from 2002 to 2008. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997.

Ms. Cooper serves on the Board of Directors of The Toro Company, a manufacturer of equipment for turf and landscape maintenance, snow and ice management, underground utility construction, rental, and specialty construction. Ms. Cooper served on the Board of Directors of CPI Aerostructures, Inc. from 2019 to 2020 and Resonant Inc. from 2014 to 2019.

Ms. Cooper contributes a substantial financial background and extensive experience in capital markets, tax, accounting matters, and pension plan investments in her service as a director.

John W. Norris, III Class I Independent Director Age 64 Director since 2001 Committees Compensation and Human Resources Public Policy (Chair)

John W. Norris, III is a partner and co-founder of Maine Network Partners and is the founding Chairman of the Environmental Funders Network. From 2000 to 2005, he served as the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy and from 2006 to 2007 as Program Officer for the Northern Forest Center. Mr. Norris was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000 and served as an economic development Peace Corps Volunteer in Jamaica from 1985 to 1987. Before joining the Peace Corps, Mr. Norris completed a graduate school internship at Lennox Industries Inc., a subsidiary of the Company, in 1983.

Mr. Norris contributes substantial experience and knowledge on environmental issues, non-governmental organizations, and organizational development in his service as a director.

Karen H. Quintos Class I Independent Director Age 58 Director since 2014 Committees Compensation and Human Resources Public Policy

Karen H. Quintos served as the Executive Vice President and Chief Customer Officer (CCO) of Dell Technologies Inc., a technology leader that provides essential infrastructure for organizations to build their digital future, transform IT, and protect their most important information from 2016 to 2020. Ms. Quintos was also responsible for Dell’s strategy and programs for Diversity & Inclusion and Corporate Social Responsibility.

Previously at Dell, Ms. Quintos served as Senior Vice President and Chief Marketing Officer from 2010 to 2016 and Vice President of Public Sector Marketing and North America Commercial from 2008 to 2010. She also held executive roles in services, support, and supply chain management. Ms. Quintos joined Dell from Citigroup, where she was Vice President of Global Operations and Technology. She also held a variety of marketing, operations, planning, and supply chain management roles at Merck & Co.

Ms. Quintos earned a master’s degree in marketing and international business from New York University, and a Bachelor of Science in supply chain management from Pennsylvania State University.

Ms. Quintos is on the board of directors of Cummins Inc., a global power technology leader that designs, engineers, manufactures, distributes and services engines and related technologies. Ms. Quintos also served on the board of Susan G. Komen for the Cure and CASA of Travis County and serves as Vice Chair of the Board of Visitors of Pennsylvania State University Smeal’s College of Business, where she was a 2014 recipient of the Smeal College of Business’ highest honor, the Distinguished Alumni Award.

Ms. Quintos contributes a broad knowledge of marketing, communications, brand strategy, operations, and supply chain management in her service as a director.

Shane D. Wall Class I Independent Director Age 57 Director since 2020 Committees Board Governance Compensation and Human Resources

Shane D. Wall started his career at Hewlett-Packard Company in 1986 where he held various engineering and management roles until 1995, when he left to run PrintPaks, a spin-out of Hewlett-Packard Company. In 1998, PrintPaks was acquired by a joint venture backed by Intel Corporation. From 1998 to 2012, Mr. Wall held several senior technology and general management positions at Intel Corporation. In 2012, Mr. Wall rejoined Hewlett-Packard Company as Chief Technology Officer and Senior Vice President of Printing and Personal Systems. In 2015, following Hewlett-Packard’s separation into HP Inc. and Hewlett-Packard Enterprise, Mr. Wall became Chief Technology Officer and Global Head, HP Labs of HP Inc. In January 2020, Mr. Wall retired from his executive position at HP Inc., but continues as a special advisor to the Chief Executive Officer. He previously served as a member of the U.S. President’s Counsel of Advisors on Science and Technology.

Mr. Wall holds a bachelor’s degree in electrical and computer engineering from Oregon State University.

Mr. Wall contributes extensive technology and cybersecurity expertise and diverse business development and management experiences within large global companies in his services as a director.

The following Class II directors’ terms will continue until the 2024 Annual Meeting of Stockholders:

Sherry L. Buck Class II Independent Director Age 58 Director since 2019 Committees Audit Public Policy

Sherry L. Buck is Chief Financial Officer of W.L. Gore & Associates Inc., a private multinational manufacturing company specializing in products derived from fluoropolymers used in medical implants, fabric laminates, cable, venting, and other applications across diverse industries. Prior to joining W.L. Gore in January of 2022, Ms. Buck was the Senior Vice President and Chief Financial Officer of Waters Corporation, a New York Stock Exchange listed specialty measurement company serving the life, materials, and food sciences industries. Prior to joining Waters in January 2017, Ms. Buck served as the Vice President, Chief Financial Officer of Libbey Inc., a global manufacturer and marketer of glass tableware products. Prior to this role, Ms. Buck spent nearly twenty years at Whirlpool Corporation, a leading global appliance manufacturer, in senior finance and operating leadership roles. She began her career at Price Waterhouse in Kansas City.

Ms. Buck holds a bachelor’s degree in accounting from the University of Missouri.

Ms. Buck contributes extensive financial expertise and leadership experience gained from her positions in large global manufacturing companies.

Gregory T. Swienton Class II Independent Director Age 72 Director since 2010 Committees Audit (Chair) Board Governance

Gregory T. Swienton was an adviser to Ryder System, Inc., a supplier of transportation, logistics and supply chain management solutions from May 2013 until May 2015. He was previously Executive Chairman of Ryder System, Inc., from January 2013 to May 2013, after having been Chairman of Ryder System, Inc. since May 2002 and Chief Executive Officer since November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that, he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit, and previously had been Senior Vice President of its Industrial and Consumer Units. He joined BNSF in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining BNSF, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director—Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales, and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton serves on the Board of Directors of CRST/Admiralty Holdings, a privately held transportation and logistics company. Mr. Swienton served on the Board of Directors of Harris Corporation, a supplier of communications and information technology products from 2000 to 2019.

Mr. Swienton contributes extensive international business experience, deep expertise in global distribution and supply chain innovations, as well as experience in growth initiatives, in his service as a director.

Todd J. Teske Class II Chairman of the Board of Directors and Interim Chief Executive Officer Age 57 Director since 2011

Todd J. Teske was appointed as Chairman of our Board effective March 23, 2022 and has served as a member of our Board since 2011. Prior to his appointment as Chairman of the Board, Mr. Teske served as Lead Independent Director since 2015. He served as the Chairman, President, and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories from 2010 to 2020. Before becoming CEO of Briggs & Stratton, he served as its President and Chief Operating Officer, President of its power products business, head of corporate development and Controller. Briggs & Stratton filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in July 2020. In September of 2020, Briggs & Stratton was acquired and exited bankruptcy.

Mr. Teske also has public company board experience, having served on the Board of Directors of Badger Meter, Inc., a leading innovator, manufacturer and marketer of flow measurement and control products, from 2009 to 2020.

As a former CEO and corporate controller, Mr. Teske contributes extensive expertise in the areas of management, finance, accounting, manufacturing, and corporate governance in his service as Chairman of the Board. Mr. Teske has been appointed to serve as Interim CEO until Mr. Maskara assumes the role as CEO. While serving as Interim CEO, Mr. Teske will not serve on any committees. He will, however, continue to serve as Chairman of the Board and will serve on the Public Policy Committee when Mr. Maskara begins his employment as CEO.

Proposal 2

Advisory Vote to Approve the

Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote to approve the compensation of our Company’s NEOs (the “Say-on-Pay vote”), as disclosed in this Proxy Statement. The Say-on-Pay vote is an advisory vote on the resolution below and is not binding. Although the vote is non-binding, the directors value stockholders’ opinions and will consider the voting results of this proposal when making future compensation decisions. Say-on-Pay advisory votes are currently conducted annually. Our next advisory vote on the frequency of Say-on-Pay votes will take place at our annual meeting of stockholders in 2023.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company designed its market-competitive NEO compensation program to reward successful execution of its business strategy and achievement of desired business results, with a focus on creating alignment with the interests of our stockholders. The program seeks to achieve these goals on both an annual and long-term basis through an appropriate combination of base pay, annual incentives, and long-term incentives.

For our NEOs, the majority of compensation is both stock-based and contingent on performance. The annual incentive payout is based on Company financial performance metrics of core net income and free cash flow, and for NEOs that are business segment leaders, a combination of Company and business segment performance. Our long-term incentives currently include: (1) performance share units, which are designed to link compensation to the Company’s three-year financial performance as measured by return on invested capital and core net income growth; (2) stock appreciation rights, which are designed to incentivize NEOs to grow our business and deliver increased returns to our stockholders; and (3) restricted stock units, which are designed to support our retention efforts.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risk. These policies include: stock ownership guidelines; a prohibition on hedging and pledging of Company stock; a clawback policy; and post-employment non-competition and non-solicitation restrictions. These policies are discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In 2021, the Company had a strong year despite COVID-19 challenges and global supply chain disruptions. The Company posted record highs for revenue and GAAP earnings per share from continuing operations. Results of our 2021 performance include the following:

•	Revenue up 15% from 2020 to approximately $4.2 billion;

•	Segment profit margin of 14.4%, up from 13.9% in 2020;

•	GAAP earnings per share from continuing operations increased 34% to $12.39;

•	One-year total stockholder return of 20%, three-year total stockholder return of 54%, and five-year total stockholder return of 124%; and

•	Quarterly dividends resulted in approximately $127 million cash paid to stockholders, and we used an additional $600 million to purchase shares under our stock repurchase programs.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2021. For further detail and a reconciliation of Segment Profit to Operating Income, see Note 3 in the Notes to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2021. All total stockholder return calculations assume reinvestment of dividends.

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF THE NEOs AS DISCLOSED IN

THIS PROXY STATEMENT.

Proposal 3

Approval of the Lennox International Inc.

2022 Employee Stock Purchase Plan

The Lennox International Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP”), previously approved by the stockholders, allows employees of the Company to purchase shares of common stock, par value $0.01 per share, of the Company (as used in this proposal, “common stock”) under the terms of the 2012 ESPP. Because the 2012 ESPP terminates in 2022, we are asking our stockholders to vote to approve the Lennox International Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”), which was adopted by our Board on March 11, 2022, subject to stockholder approval at the Annual Meeting scheduled for May 19, 2022. If stockholder approval is not obtained by 12 months after the date the Board approved the 2022 ESPP, the 2022 ESPP will have no effect.

Stockholders are being asked to approve the 2022 ESPP and the reservation by the Board of common stock under the 2022 ESPP primarily for the purpose of qualifying such common stock for special tax treatment under Section 423 of the Internal Revenue Code of 1984, as amended (the “Code”).

Like the 2012 ESPP, the purpose of the 2022 ESPP is to advance the interests of the Company and its stockholders by offering our employees the opportunity to purchase common stock at a discount. The Board and the Compensation Committee of the Board (as used in this proposal, the “Committee”) believe that the approval of the 2022 ESPP will continue to help: (1) attract and retain key personnel to the Company; (2) focus employees on the achievement of Company goals; and (3) align the interests of the Company’s employees with those of its stockholders. Based on all of these considerations, the Board recommends that our stockholders approve the 2022 ESPP. The material terms of the 2022 ESPP are summarized below. This summary, however, does not purport to be a complete description of the 2022 ESPP, and it is qualified in its entirety by reference to the complete text of the 2022 ESPP, a copy of which is attached as Appendix B to this Proxy Statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE LENNOX INTERNATIONAL INC. 2022 EMPLOYEE STOCK PURCHASE PLAN.

Description of the 2022 ESPP

Overview. The purpose of the 2022 ESPP is to provide employees of the Company and its participating subsidiaries with an opportunity to purchase common stock at a discount, thereby further aligning their interests with those of other stockholders. It is intended that the ESPP satisfy the requirements of Section 423 of the Code. If the 2022 ESPP is approved by the Company’s stockholders, eligible employees will be able to purchase shares of common stock of the Company under the 2022 ESPP at the end of three month offering periods coinciding with our fiscal quarters. The purchase price for such shares of common stock under the 2022 ESPP will be 95% of the fair market value of the common stock on the purchase date (the last business day of the fiscal quarter offering period). In general, fair market value for this purpose will be the closing price of the common stock on the purchase date, unless otherwise determined by the Committee in accordance with applicable law. The Company anticipates that the first offering period will commence on July 1, 2022. In general, the Committee will administer the 2022 ESPP.

Share Limit. Subject to adjustment as described below and in the 2022 ESPP, there will be 1,000,000 shares of common stock available for issuance under the 2022 ESPP. Such shares may be treasury shares, shares purchased on the open market, shares of original issuance, or a combination thereof. On March 28, 2022, the closing price of a share of common stock was $262.50 per share, and the aggregate market value as of the date of the 1,000,000 shares of common stock requested under the 2022 ESPP was approximately $263 million. The 1,000,000 shares of Common Stock that will be available under the 2022 ESPP will represent approximately 2.77% of our 36,042,441 outstanding shares of common stock as of March 28, 2022.

Adjustments. Subject to certain tax law requirements, the Committee will make or provide for such adjustments in the purchase price and in the number or kind of shares of common stock or other securities covered by outstanding subscriptions, or in the aggregate number of shares that may be purchased under the 2022 ESPP, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that would otherwise result from (1) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company; (2) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or (3) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under the 2022 ESPP such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

Eligibility. Except as set forth below, all employees of the Company and any participating subsidiaries are eligible to participate in the 2022 ESPP. Participating subsidiaries will be designated by the Committee from time to time. We may exclude (1) employees whose customary employment is 20 hours or less per week or five months or less per calendar year, (2) employees who have been employed for less than two years, and (3) employees who are citizens or residents of a foreign jurisdiction if the offering or acceptance of a subscription to or by such employees is prohibited by applicable foreign laws or if compliance with such applicable foreign laws would cause the 2022 ESPP or a subscription to violate the requirements of Section 423 of the Code. Any individual whose employment with the Company and our participating subsidiaries terminates for any reason before the end of an offering will become ineligible to purchase common stock under such offering and amounts deposited under the 2022 ESPP for such offering will be returned to the employee. A “highly compensated employee” (within the meaning of Section 414(q) of the Code) who is an “officer” (as such term is defined in Section 16a-1(f) of the Exchange Act) (“Section 16 Officers”) of the Company may not participate in the 2022 ESPP. Further, if immediately after the first business day of an offering period a participant owns, or holds options to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company (determined in accordance with applicable law), that participant may not subscribe to purchase shares on the immediately following purchase date.

As of March 28, 2022, the Company has approximately 11,000 employees, of which nine are Section 16 Officers who would be excluded from participation in the 2022 ESPP. The basis for participation in the 2022 ESPP is meeting the eligibility requirements and electing to participate.

Participation Elections and Share Purchases. Eligible employees may participate in the 2022 ESPP by timely completing a subscription agreement. The 2022 ESPP provides that eligible employees may accumulate after-tax contributions through payroll deductions over an offering period in order to purchase common stock at the end of the period. The accumulated contributions for an offering will be automatically applied at the end of the offering period to purchase shares of common stock, subject to the limitations set forth in the 2022 ESPP. If the dollar amount of shares of common stock subscribed for in any quarter exceeds the number of shares of common stock available to be purchased under the 2022 ESPP, the shares of common stock available to be purchased will be allocated on a pro-rata basis among the subscriptions. Unless otherwise determined by the Committee, fractional shares may be purchased under the 2022 ESPP and credited to an account for a participant.

Payroll Deductions. The rate of an eligible employee’s payroll deduction will be elected by the employee, which rate generally must be a whole percentage of eligible compensation that is no less than 1% and no greater than 20%. The Committee may establish minimum payroll deductions. Eligible compensation under the 2022 ESPP consists of base salary, regular hourly wages, and sales commissions (prior to any reductions).

Changes to Elections. A participant will generally have the right, during the period between the sixteenth day of the second month prior and twenty-second day of the month prior to the start of a fiscal quarter, to change his or her subscription for such fiscal quarter and all subsequent fiscal quarters or to withdraw from the 2022 ESPP. However, with respect to the first offering commencing on July 1, 2022 (the “First Offering”), eligible employees may not subscribe to purchase shares of common stock under the 2022 ESPP prior to May 20, 2022. A participant in the 2022 ESPP will have the right to cancel his or her subscription in whole for any fiscal quarter and to obtain a refund of amounts withheld from his or her compensation for such fiscal quarter by submitting a written request by the 15th calendar day of the month prior to the month in which the purchase date for such fiscal quarter occurs. Those amounts will thereafter be paid to the participant within a reasonable period of time.

Certain Limitations. No subscription will permit the rights of a participant to purchase common stock under all “employee stock purchase plans” (as defined in the Code) of the Company and its subsidiaries to accrue, under the applicable Code Section 423 rules, at a rate which exceeds $25,000 of fair market value of such common stock (determined at the beginning of the applicable offering period) for each calendar year. Additionally, the maximum number of shares of common stock that can be purchased by any participant during any offering period cannot exceed 500 shares.

Section 423 Status. In general, the 2022 ESPP is intended to comply with Section 423 of the Code, which may provide participants with certain tax benefits upon their subsequent sale or other disposition of the shares of common stock that they purchase under the 2022 ESPP. However, the Committee may also authorize grants of separate rights under the 2022 ESPP (to run concurrently with the fiscal quarters described in the 2022 ESPP) that are not intended to comply with Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Committee for such purpose, the terms of which grants may differ from the terms set forth in the 2022 ESPP to the extent such differing terms would not cause a grant under the 2022 ESPP that is intended to comply with Section 423 of the Code to fail to so comply.

Amendment and Termination. The Committee may amend or terminate the 2022 ESPP at any time; provided, however, that no increase in the number of shares of common stock reserved for issuance under the 2022 ESPP (except under the adjustment provisions described above), and no material modification to the eligibility requirements under the plan, may be made without stockholder approval. The 2022 ESPP will continue in effect until the earlier of (1) its termination by the Board, and (2) the issuance of all common stock available for issuance under the plan.

New Plan Benefits

Because benefits under the 2022 ESPP will depend on elections to participate and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received if the 2022 ESPP is approved by the stockholders.

U.S. Federal Income Tax Consequences Relating to the 2022 ESPP

The following discussion is a summary of the general U.S. federal income tax rules applicable to the 2022 ESPP, as currently in effect. This is not a complete summary of the applicable federal tax rules, and does not address any non-U.S., state, or local tax consequences. This summary is presented for the information of stockholders considering how to vote on this proposal and not for

2022 ESPP participants, and employees should consult their own tax advisors to discuss the tax implications of participating in the plan since a taxpayer’s particular tax situation may alter the tax result described below.

The 2022 ESPP and the right of participants to make purchases thereunder are generally intended to qualify under the provisions of Sections 421 and 423 of the Code. Under those provisions, no income should be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may, however, become liable for tax upon the disposition of shares acquired under the 2022 ESPP (or if he or she dies holding such shares). In these cases, the tax consequences will depend on how long a participant has held the shares prior to disposition.

If the shares are disposed of at least one year after the shares were purchased under the 2022 ESPP and at least two years after the first day of the offering period to which the shares relate (or if the participant dies while holding the shares), the participant (or in the case of the participant’s death, the participant’s estate) will recognize ordinary income in the year of disposition in an amount equal to the lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the option price), or (b) the excess of the fair market value of the shares at the time the option was granted (the first day of the offering period) over the purchase price (assuming purchase on the first day of the offering period). Any additional gain will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the purchase price, the participant will have a long-term capital loss equal to the difference. No deduction will be allowed to the Company.

If the shares are sold or disposed of (including by way of gift) before the expiration of the applicable holding periods discussed above, the participant will generally recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the employee.

Registration with the SEC

We intend to file a registration statement on Form S-8 relating to the issuance of common stock under the 2022 ESPP with the SEC pursuant to the Securities Act, as soon as practicable if the 2022 ESPP is approved by our stockholders.

Proposal 4

Ratification of the Appointment of KPMG LLP

as Our Independent Registered Public

Accounting Firm for the 2022 Fiscal Year

The Audit Committee of the Board has appointed KPMG LLP to continue as our independent registered public accounting firm for the 2022 fiscal year. We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. If our stockholders do not ratify this appointment, the Audit Committee will consider the reasons for the rejection and whether it should select a different firm; however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and our stockholders.

A representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the meeting if he or she desires to do so.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE 2022 FISCAL YEAR.

Audit and Non-Audit Fees

The following table sets forth the fees for audit and other services rendered by KPMG LLP for each of the last two fiscal years (in thousands).

	2021	2020

Audit Fees(1)	$3,169	$3,411

Audit-Related Fees(2)	34	2

Tax Fees(3)	162	28

Total	3,365	3,441

(1)

Represents fees billed for the audit of our financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting, and for services that are provided by KPMG LLP in connection with statutory regulatory filings or engagements.

(2)	Represents fees billed for assurance and consultative related services.
(3)	Represents fees billed for tax compliance, including review of tax returns, tax advice, and tax planning.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by our independent registered public accountants. In addition, all non-audit services provided by KPMG LLP are pre-approved in accordance with our policy that prohibits our independent registered public accountants from providing services specifically prohibited by the Securities and Exchange Commission (“SEC”). For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chair. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chair’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting. In accordance with the foregoing, all services provided by KPMG LLP in 2020 and 2021 were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee maintains effective working relationships with the Board, management, the Company’s internal auditors and KPMG LLP, the Company’s independent registered public accounting firm (the “Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our Company’s consolidated financial statements and disclosures are complete and accurate and in accordance with U.S. generally accepted accounting principles and applicable rules and regulations. The Independent Accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the conformity of these financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee has (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2021 with the Company’s management and with the Independent Accountants; (2) discussed with the Independent Accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and (3) received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with the Independent Accountants’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”

Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by the Audit Committee of the Board:

Gregory T. Swienton (Chair)
Sherry L. Buck
Janet K. Cooper
Max H. Mitchell

Corporate Governance

Board of Directors

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” and that the Compensation and Human Resources, Board Governance, and Audit Committees consist exclusively of independent directors as defined under the NYSE listing standards, the Exchange Act, and any other applicable laws or regulations regarding independence. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Applying these standards, the Board has determined that all of our Board members are independent, except for Todd J. Teske, who will not be deemed independent during his service as Interim Chief Executive Officer (“Interim CEO”). All of the members of the Board’s Compensation and Human Resources, Board Governance, and Audit Committees are independent directors (see the table under “Board Committees” below).

In making its determination as to the independence of our directors, the Board Governance Committee and the Board considered that (a) Ms. Quintos previously served as Chief Customer Officer of Dell, Inc., which provides computer equipment and related items to the Company in the ordinary course of business, and (b) Ms. Rucker serves as a member of the Board of Directors of HP Inc., and Mr. Wall serves as a special advisor to the CEO of HP Inc., which provides computer equipment and related items to the Company in the ordinary course of business. The Board affirmatively determined that no director had a material relationship with the Company despite these facts.

Board Meetings and Leadership Structure

Mr. Teske serves as Chairman of the Board and Interim CEO. The Board has determined that Mr. Teske’s position as Chairman allows him to be a liaison between management and the Board, providing the Board with the benefit of management’s perspective on our business strategy and all other aspects of the business as the Board performs its oversight role.

Throughout 2021 and prior to Mr. Teske’s appointment as Chairman of the Board, he served as Lead Independent Director in order to provide helpful guidance to the independent directors in their oversight of management. As Lead Independent Director, Mr. Teske, among other things, presided at all meetings of the Board at which the Chairman was not present, including executive sessions of the independent directors, served as liaison between the Chairman and the independent directors, assisted the Chairman in planning agendas for Board meetings, and advised on the presentation of information provided to the Board.

The Board met eight times in 2021. All directors attended more than 75% of the total number of all meetings of the Board and committees of the Board on which they served. Our Corporate Governance Guidelines include a policy that Board members are expected to attend the Annual Meeting of Stockholders. All of the individuals serving as directors at the time of our 2021 Annual Meeting of Stockholders attended our 2021 Annual Meeting of Stockholders and we expect all current directors to attend the Annual Meeting.

Board Oversight of ESG

Our Board and Board Committees oversee all aspects of our Company sustainability and ESG goals, policies, and initiatives as shown in more detail in the table below:

Governance	Full Board	Public Policy	Audit	Governance	Compensation & HR
Shareholder Rights	✓			✓
Executive Compensation	✓				✓
Accounting and Tax Transparency			✓
Board Composition and Diversity				✓
Risk Management	✓	✓	✓	✓	✓
Business Ethics and Compliance	✓		✓
Public Policy	✓	✓
Cyber Security and Data Privacy	✓		✓

Environmental	Full Board	Public Policy	Audit	Governance	Compensation & HR
Product Efficiency and Innovation	✓
Energy Management	✓	✓
Waste Management	✓	✓
Refrigerant Management	✓	✓
Climate Change and GHG Emissions	✓	✓
Water Stewardship	✓	✓
Product Lifecycle Management and Materials Sourcing		✓

Social	Full Board	Public Policy	Audit	Governance	Compensation & HR
Culture and Values	✓		✓
Employee Health and Safety	✓	✓			✓
Employee Diversity, Inclusion and Engagement	✓				✓
Pay Equity					✓
Employee Training and Development					✓
Benefits & Pension	✓				✓
Product Safety		✓
Supply Chain		✓
Community Involvement and Charitable Giving		✓

Board Committees

The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, and Public Policy. The Board has adopted charters for each of these committees, copies of which are available on our website at www.lennoxinternational.com by following the links “About Us — Corporate Governance — Committee Charters.” Each of these Board committees is led by a different independent director and all members of our Board committees are independent directors.

The following table provides current membership information for each of the Board committees and indicates which directors our Board determined are independent, as defined by the NYSE.

Name	Independent	Audit	Board Governance	Compensation and Human Resources	Public Policy

Sherry L. Buck	✓	✓			✓

Janet K. Cooper	✓	✓	✓*

Max H. Mitchell	✓	✓	✓

John W. Norris, III	✓			✓	✓*

Karen H. Quintos	✓			✓	✓

Kim K.W. Rucker	✓		✓	✓*

Gregory T. Swienton	✓	✓*	✓

Todd J. Teske**

Shane D. Wall	✓		✓	✓

*	Committee Chair

**

Mr. Teske, who was deemed independent prior to his appointment as Interim CEO, will not serve on any committees during his tenure as Interim CEO; he will serve on the Public Policy Committee when Mr. Maskara begins his employment as CEO.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention, and oversight of our Independent Accountants.

The Board has determined that each Audit Committee member is independent, as independence is defined for audit committee members by the SEC and the NYSE. The Board has also determined that each Audit Committee member is “financially literate” as defined by the NYSE, has accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Audit Committee met nine times in 2021.

Board Governance Committee

The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing qualification criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees, developing and recommending to the Board any changes to the Corporate Governance Guidelines and Code of Business Conduct applicable to our Company, developing our Company’s director education programs, and overseeing the evaluation of our Board, and each of the Board’s committees. The Board Governance Committee also conducts an individual peer review for any directors who are scheduled to be re-nominated. The Board has determined that each member of the Board Governance Committee is independent as independence is defined by the NYSE. The Board Governance Committee met twice in 2021.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines the compensation philosophy and oversees the compensation programs for the Company’s executive officers and the non-employee members of the Board. This Committee’s responsibilities include oversight of the short- and long-term incentive plans and the senior management succession plans. The Committee also reviews the funding requirements and investment policies for the defined benefit and defined contribution retirement plans, and the performance of investment funds, investment advisors and investment managers under those plans. The Committee may delegate its responsibilities to a subcommittee comprised of Committee members.

Although the Committee seeks input from the CEO on various elements of executive compensation, the Committee determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs. The independent members of the Board (rather than the Committee) have direct responsibility for approving CEO and Board compensation; however, the Committee reviews and recommends proposed changes to CEO and Board compensation to the independent members of the Board for approval. See “Executive Compensation — Compensation Discussion and Analysis” for information concerning the Committee’s philosophy and objectives in overseeing executive compensation. The Board has affirmatively determined that each member of the Committee is independent as defined for compensation committee members by the NYSE. The Board has also determined that each member of the Committee is a “non-employee director” for purposes of Section 16b-3 of the Exchange Act. The Committee met eight times in 2021.

The Committee’s charter authorizes the Committee to retain third-party compensation consultants and to obtain advice and assistance from internal or external legal, accounting, or other advisors. For 2021, the Committee retained Pearl Meyer. Pearl Meyer does not provide any other services to the Company. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding our executive compensation programs and the scope of services provided by Pearl Meyer. The Committee has concluded that Pearl Meyer’s work does not raise any conflicts of interest that require disclosure under applicable SEC regulations.

Public Policy Committee

The Public Policy Committee is responsible for overseeing the Company’s (a) actions in furtherance of corporate environmental and social responsibilities and other sustainability issues of significance to investors and other key Company stakeholders and (b) health and safety issues. The Board has determined that each Public Policy Committee member is independent as defined by the NYSE. The Public Policy Committee met twice in 2021.

Director Nomination Process and Nominee Criteria

The Board is responsible for nominating candidates for Board membership. The Board has delegated the director screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the qualification criteria for Board membership, identifies new director candidates, and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. The Board Governance Committee typically retains a third- party search firm to assist in identifying and evaluating potential new director candidates. We strive to maintain a well-rounded Board with a diversity of experience, functional expertise, and industry knowledge. Required qualifications for Board membership vary according to the particular areas of expertise, experience and skills being sought to complement the existing Board composition at the time of any vacancy.

According to our Board of Director Qualification Guidelines, the Board Governance Committee considers the following factors in evaluating candidates, in addition to other factors that the Board Governance Committee deems relevant:

●	Personal Characteristics: leadership, integrity, interpersonal skills and effectiveness, accountability, and high performance standards;

●

Business Attributes: high levels of leadership experience in business, substantial knowledge of issues faced by publicly-traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry and Company knowledge, diversity of viewpoints, and experience in international markets and strategic planning;

●	Independence: independence based on the standards established by the NYSE, the SEC, and any other applicable laws or regulations;

●

Professional Responsibilities: willingness to commit the time required to fully discharge his or her responsibilities, commitment to attend meetings, ability and willingness to represent the stockholders’ long- and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies and the communities in which we operate and willingness to advance his or her opinions while supporting the majority Board decision, assuming questions of ethics or propriety are not involved;

●	Governance Responsibility: ability to understand, and distinguish between, the roles of governance and management; and

●	Availability and Commitment: availability based on the number of commitments to other entities existing or contemplated by the candidate.

Although neither the Board nor the Board Governance Committee has a formal diversity policy, the Board and the Board Governance Committee fully appreciate the value of Board diversity. Consequently, our Corporate Governance Guidelines provide that, when nominating new members to the Board, the Board will seek the best qualified candidates with consideration for diversity. This includes diversity of professional experience, race, ethnicity, gender, age, and cultural background. Our current Board reflects this effort. Among other things, four of the Company’s directors are female. Further, our Board of Director Qualification Guidelines provide that the Board Governance Committee consider a candidate’s diversity of viewpoints in determining the particular qualifications desired for any new Board member. The Board and the Board Governance Committee are committed to developing a diverse pool of potential candidates for future Board service.

In addition, we believe that diversity with respect to tenure is important to benefit from both fresh perspectives and deep experience and knowledge of our Company and our business. Therefore, we aim to maintain an appropriate balance of tenure among our directors. In furtherance of its succession planning responsibility, the Board has appointed four new directors since 2016. Upon the appointment of our new CEO to the Board, the average tenure of our directors will be 8.4 years.

DIVERSITY	TENURE	INDEPENDENCE
*	Mr. Teske, who was deemed independent prior to his appointment as Interim CEO, is expected to be independent when Mr. Maskara begins his employment as CEO.

When a vacancy occurs on the Board, a majority of the directors then in office may fill the vacancy or the size of the Board may be reduced. The Board Governance Committee considers nominees for election to the Board recommended by stockholders in the same manner as other candidates.

The full text of our Board of Directors Qualification Guidelines can be found on our website at www.lennoxinternational.com by following the links “About Us — Corporate Governance — Board of Director Qualification Guidelines.”

Expertise, Experience and Skills of our Directors

Our directors bring a well-rounded variety of expertise, experience, and skills, and represent a mix of deep knowledge of the Company and fresh perspectives. The expertise, experience, and skills that the Board considers in evaluating its membership, and which inform Board succession planning and our director nomination processes, are highlighted in the following table. The table also identifies which directors have particularly strong expertise, experience, and skills in the areas described below. Further information about each individual director is set forth in the director biographies in this Proxy Statement.

Director Expertise, Experience, and Skills

Financial/Accounting
Knowledge of finance or financial accounting; experience with debt or capital market transactions, or experience as a financial officer, accounting officer, controller, accountant, or auditor

	✓	✓	✓			✓	✓	✓	✓

Executive Leadership Significant leadership experience, including as an executive officer of a public company or a significant subsidiary, division, or business unit	✓	✓	✓	✓	✓	✓	✓	✓	✓

Manufacturing/Distribution Experience in managing or analyzing large scale operations of a company primarily engaged in the manufacturing of goods in markets served by our Company			✓		✓		✓	✓	✓

ERM/Corporate Governance/ESG
Experience in enterprise risk management, corporate governance, and corporate responsibility/sustainability, including governance of public companies, service on boards, managing ESG risk, and furthering sustainable business practices that address ESG issues

	✓	✓	✓	✓	✓	✓	✓	✓	✓

Human Resources/Compensation Experience in attracting, developing, and retaining talent, including executives, and building strong cultures	✓	✓	✓	✓	✓	✓	✓	✓	✓

Marketing/Sales Experience in growing market share and revenue through innovative marketing and sales, as well as building brand awareness			✓	✓	✓		✓	✓	✓

Innovation/Technology/Cybersecurity Experience in engineering and technology innovation and knowledge of digital transformation, mobility, cybersecurity, and data management and analysis	✓	✓	✓	✓	✓	✓	✓	✓	✓

Global Experience Experience working in a globally-distributed business, including with different regulatory requirements, resulting in an understanding of operations and business strategy abroad	✓	✓	✓		✓	✓	✓	✓	✓

Strategic Planning/Oversight Experience in strategic planning, developing business strategies, and mergers and acquisitions in large organizations operating in multiple geographies	✓	✓	✓	✓	✓	✓	✓	✓	✓

Other Board Demographics

Person of Color						✓

White/Caucasian	✓	✓	✓	✓	✓		✓	✓	✓

Gender Identification (Male/Female/Other)	F	F	M	M	F	F	M	M	M

Stockholder Nominations for Director

A stockholder wishing to nominate a candidate for election to the Board at a meeting of the stockholders (“Nominating Stockholder”) is required to give written notice to our Corporate Secretary of his or her intention to make a nomination in accordance with the terms of our Bylaws. The Nominating Stockholder must be a holder of record of stock of the Company entitled to vote at the annual meeting of stockholders and must appear at the annual meeting of stockholders to nominate such person. The Nominating Stockholder must include a written consent from its proposed director nominee. The proposed director nominee must also represent and agree that he or she (1) has not and will not give any assurance or commitment not disclosed to the Company on how he or she would vote on any issue or question, (2) has not and will not become party to any agreement not disclosed to the Company regarding direct or indirect compensation (other than from the Company) for his or her service as a director, and (3) if elected, will comply with all applicable policies and guidelines of the Company. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the annual meeting of stockholders. However, if we give less than 70 days’ notice of the date of the annual meeting of stockholders, the notice of nomination must be received within 10 days following the date on which notice of the date of the annual meeting of stockholders was mailed or such public disclosure was made to our stockholders.

Pursuant to our Bylaws, the notice for the proposed director nominee must contain certain information about the nominee, the Nominating Stockholder and any person “acting in concert” with the Nominating Stockholder, including descriptions of any arrangements or understanding related to the nomination, the information that would be required if such person was making a stockholder proposal (as described under “Other Information – Stockholder Proposals for the 2023 Annual Meeting of Stockholders”), and other information sufficient to allow the Board Governance Committee to determine if the candidate meets our qualification criteria for Board membership. The Board Governance Committee may require the proposed director nominee to furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Nominating Stockholders whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nomination Process and Nominee Criteria” and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.

Stockholder Communications with Directors

Stockholders may send written communications to the Board by email to directors@lennoxintl.com, or by regular mail to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Corporate Secretary.

Stockholder communications received by the Corporate Secretary will be delivered to one or more members of the Board or management, as determined by the Corporate Secretary. Any allegations of accounting, internal controls, or auditing-related complaints or concerns will be directed to the Chair of the Audit Committee.

ESG

Environmental Focus and Sustainability

We are a global leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our air conditioning, heating, indoor air quality, and refrigeration systems.

In 2021, we set aggressive targets to reduce our GHG emissions in line with the Science Based Target Initiative (SBTi), a global coalition dedicated to curbing global warming based on climate science. SBTi has approved our targets, confirming our commitment to sustainability. Our targets, measured from a baseline in 2019, include reducing absolute Scope 1 and 2 emissions by 37.5% by 2034 and reducing Scope 3 emissions by 30% per product sold.

In 2014, we set goals to reduce the Company’s consumption of energy and water and to reduce the Company’s manufacturing waste by 25% by 2024. We have already exceeded our water and waste reduction goals and expect to meet our energy reduction goal. Our substantial progress towards meeting and exceeding these 2024 goals has been achieved by investing capital dedicated to sustainability projects, engaging our employees to identify and complete environmentally progressive projects, and encouraging employees to adopt conservation-minded behaviors. We are in the process of creating new targets for water, waste, and energy reduction.

When we published our first ESG report for the 2019 calendar year, we aligned our performance disclosures with the Sustainability Accounting Standards Board (SASB) and Task Force for Climate Disclosure (TCFD), two of the most globally recognized ESG frameworks. In 2021, we also adopted the United National Sustainable Development Goals (UN SDGs) most relevant to the Company’s business. These frameworks and goals allow investors to compare companies across meaningful topics, again demonstrating our commitment to ESG.

For more information regarding our commitment to leadership in ESG matters, please see our 2020 ESG Report, available on our website at www.lennoxinternational.com under the heading “ESG.” Information in our ESG Report is not incorporated by reference in this Proxy Statement. We anticipate publishing our 2021 ESG Report in mid-2022.

Risk Management

While the Board oversees the Company’s risk management, our management is responsible for the development, implementation, and maintenance of our risk management processes. Management provides periodic reports to the Board and Board committees on its assessment of strategic, operational, legal and compliance, information security, and financial reporting risks to the Company. The Board and Board committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

Enterprise Risk Management

Our Enterprise Risk Management program, which identifies and addresses risk, is typically presented to the full Board twice a year. The Audit Committee oversees the guidelines and policies that govern the Company’s processes to assess and manage significant enterprise risk exposure.

Compensation Risk

The Board reviews the Company’s compensation policies and practices to determine if risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. All of the Company’s material incentive compensation plans are reviewed at least annually. Based on these reviews, the Board has not identified any risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. See “Executive Compensation — Compensation Discussion and Analysis” for more information about the design of our compensation program and risk mitigation compensation practices we have incorporated into our compensation program, including stock ownership guidelines and claw-back provisions.

Cyber-Security/Information Security Risk

On an ongoing basis, the Company analyzes and assesses information security risks associated with our business. That assessment is primarily the responsibility of the Company’s information technology department, with input from our Data Protection & Cybersecurity Steering Committee, comprised of employees with relevant expertise. The Company seeks to adhere to the NIST Cyber-Security Framework, which provides best practice guidance on how to prevent, detect, and respond to cyberattacks. As part of the Company’s information security risk management program, the Company routinely tests our controls and information systems to help ensure we remain compliant with our security policies and procedures and industry standards and requires that IT infrastructure associated with sensitive customer credit card information be audited and certified by a quality security party. We also provide information security training for our employees and business partners. In addition, the Company maintains information security risk insurance.

Twice a year, management updates the Board on the Company’s information security policies and procedures, including, training, risk assessment, internal controls, security software, evaluation and testing, insurance, incident response plans, and forward-looking information security strategies. Additionally, our policies require our Board to be notified of breaches to our information systems based on pre-defined severity thresholds. Five of our directors, Janet K. Cooper, Max H. Mitchell, Gregory T. Swienton, Todd J. Teske, and Shane D. Wall, have experience and expertise in addressing cybersecurity issues.

Other Corporate Governance Policies and Practices

Code of Business Conduct

The Company has adopted a Code of Business Conduct that applies to all its directors and employees, including its senior financial and principal executive officers. The Code of Business Conduct covers a variety of matters, such as acting with integrity and compliance with laws, including anti-corruption laws. Amendments to and waivers, if any, of the Code of Business Conduct as it pertains to the executive officers will be disclosed on our website. The Code of Business Conduct is available on the Company’s website at www.lennoxinternational.com by following the links “About Us — Ethics & Compliance — Code of Conduct.”

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available on the Company’s website at www.lennoxinternational.com by following the links “About Us — Corporate Governance — Corporate Governance Guidelines.”

Executive Session Meetings

The non-management directors of our Board, all of whom are independent, meet regularly in executive session without the presence of management. In 2021, the Lead Director chaired the executive session meetings of our independent directors.

Whistleblower Procedures

The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters. The Company’s Code of Business Conduct prohibits retaliation against employees who report violations or suspected violations of the Code of Business Conduct.

Director Compensation

In 2021, our director compensation program consisted of annual retainers and long-term incentive compensation. We use a combination of cash, stock, and long-term equity awards to provide market-competitive compensation to members of our Board. Mr. Bluedorn, our Chairman and CEO in 2021, did not receive any additional compensation for serving on our Board.

Each year, the Committee reviews benchmark data from our Compensation Peer Group and other general industry surveys to assess the competitiveness of our director compensation program. If the Committee believes changes are warranted to the Board compensation program, the Committee recommends the proposed changes to the independent members of the Board for approval.

2021 Annual Compensation

In 2021, we provided the following annual retainers, which are paid in quarterly installments, and long-term incentive awards to members of our Board.

Board Retainer for Each Director	Lead Independent Director / Committee Chair Retainer		Long-Term Incentive Award for Each Director

$100,000 payable in cash with the option to receive in Company common stock	● Lead Independent Director: ● Audit: ● Compensation and Human Resources: ● Board Governance: ● Public Policy:	$ 25,000 $ 20,000 $ 15,000 $ 15,000 $ 10,000	$135,000 RSU Award

Non-Employee Directors’ Compensation and Deferral Plan

Under this plan, non-employee directors may receive all or a portion of their annual retainer for service on the Board in Company common stock.

Long-Term Incentive Compensation

Non-employee directors receive 100% of their long-term incentive in the form of RSUs under the 2019 Equity and Incentive Compensation Plan. In 2021, we awarded each non-employee director 431 RSUs. Generally, the RSUs vest three years following the date of grant provided that the director remains on our Board throughout the vesting period.

Retirement and Health and Welfare Plans

We provide a frozen Directors’ Retirement Plan for non-employee directors who were active Board members prior to 1998 and allow those directors to participate in our health care program under the same terms and provisions that we provide to our employees. The frozen Directors’ Retirement Plan also provides for partial continuation of the cash component of the director’s annual retainer at the time of retirement for life. During 2021, Mr. Major was the only current Board member eligible to participate in the Directors’ Retirement Plan and the only active Board member who participated in our health care program. With Mr. Major’s retirement from the Board in May 2021, no directors participate in the frozen Directors’ Retirement Plan.

Perquisites and Other Compensation

We allow our non-employee directors to participate in our employee rebate program, which provides rebates on eligible residential heating and air conditioning equipment, accessories, and supplies. We also reimburse all non-employee directors for their reasonable expenses incurred in connection with attendance at Board or Board committee meetings.

Stock Ownership Guidelines

Pursuant to our Corporate Governance Guidelines, each non-employee director is required to own shares of our common stock having a value of at least three times the annual retainer within three years after their first election, and four times their annual retainer within five years after their first election to the Board. Unvested RSUs and shares of common stock owned count towards this requirement.

In December 2021, the Committee reviewed the stock ownership guidelines for directors and made the following changes to the program, effective January 1, 2022:

●	Increased the five year ownership requirement from four times the annual retainer to five times the annual retainer;

●	Added a requirement that directors must retain their net shares until they have met their ownership requirement; and

●	Removed the three year ownership requirement.

As of December 31, 2021, all non-employee directors with at least three years of service met these stock ownership guidelines.

2021 Director Compensation Table

The following table provides information regarding compensation earned in 2021 by each non-employee director.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Other Earnings ($)(3)	Total ($)

Sherry L. Buck	100,000	135,450	N/A	235,450

Janet K. Cooper	100,000	135,450	N/A	235,450

John E. Major	50,000	388,610	26,250	464,860

Max H. Mitchell	100,000	135,450	N/A	235,450

John W. Norris, III	110,000	135,450	N/A	245,450

Karen H. Quintos	100,000	135,450	N/A	235,450

Kim K.W. Rucker	115,000	135,450	N/A	250,450

Gregory T. Swienton	120,000	135,450	N/A	255,450

Todd J. Teske	140,000	135,450	N/A	275,450

Shane D. Wall	100,000	135,450	N/A	235,450

(1)	The table below identifies the allocation between cash and stock of the retainer fees earned in 2021 by each non-employee director. Mr. Major retired from the Board on May 20, 2021.

Name	Paid in Stock ($)	Paid in Cash ($)

Sherry L. Buck	—	100,000

Janet K. Cooper	—	100,000

John E. Major	—	50,000

Max H. Mitchell	—	100,000

John W. Norris, III	—	110,000

Karen H. Quintos	99,255	745

Kim K.W. Rucker	—	115,000

Gregory T. Swienton	—	120,000

Todd J. Teske	—	140,000

Shane D. Wall	99,255	745

(2)

For Mr. Major, the amount represents the incremental expense associated with the vesting of outstanding RSUs upon his retirement from the Board on May 20, 2021. For the other non-employee directors, the amounts shown represent the grant date fair value (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) in accordance with FASB ASC Topic 718, in connection with RSUs granted under the 2019 Equity and Incentive Compensation Plan. The grant date fair value of RSUs granted to non-employee directors in 2021, calculated in accordance with FASB ASC Topic 718, is as follows:

	Grant Date	RSUs Granted in 2021 (#)	Grant Date Fair Value Per Share ($)(a)	Grant Date Fair Value ($)
Each Non-Employee Director	December 10, 2021	431	314.27	135,450

(a)	$314.27 is the dividend discounted value, based on a dividend yield of 1.49%, of the average of the high and low NYSE trading prices of our common stock on the date of the grant, which was $328.65.

(3)	The amount shown represents the amount paid to Mr. Major during 2021 from the Directors’ Retirement Plan upon retirement from the Board in May 2021.

The following table provides information regarding the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2021. RSUs generally vest on the third anniversary of the date of grant.

Name	Aggregate RSUs Outstanding as of December 31, 2021 (# of shares)

Sherry L. Buck	1,347

Janet K. Cooper	1,347

John E. Major	N/A

Max H. Mitchell	1,347

John W. Norris, III	1,347

Karen H. Quintos	1,347

Kim K.W. Rucker	1,347

Gregory T. Swienton	1,347

Todd J. Teske	1,347

Shane D. Wall	872

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) reviews the philosophy, objectives, and elements of our executive compensation program, and discusses the 2021 compensation earned by our named executive officers (“NEOs”). It also describes the process followed by the Compensation and Human Resource Committee (the “Committee”) for making pay decisions, as well as its rationale for specific pay decisions related to 2021 executive compensation. In 2021, our NEOs consisted of the following individuals:

NEO	Title

Todd M. Bluedorn	Chairman and Chief Executive Officer (“CEO”)

Joseph W. Reitmeier	Executive Vice President and Chief Financial Officer (“CFO”)

Douglas L. Young	Executive Vice President and Chief Operating Officer, Residential Heating & Cooling

Daniel M. Sessa	Executive Vice President and Chief Human Resources Officer

John D. Torres	Executive Vice President, Chief Legal Officer and Corporate Secretary

Executive Summary

The Company’s executive compensation program is designed to attract, retain, and motivate leadership talent, align with short- and long-term business goals, maintain market competitiveness and increase stockholder value by maintaining a strong alignment between pay and performance. Highlights of our 2021 financial performance and a description of the linkage between executive compensation and financial performance are set forth below.

Financial Highlights

In 2021, the Company posted record highs for revenue and earnings per share, while gross profit and segment profit margin improved over the prior year. Highlights of our 2021 performance include the following:

Revenue (In millions)	Segment Profit Margin Up 50 bps from 2020	GAAP Earnings Per Share from continuing operations

●	One-year total stockholder return of 20%, three-year total stockholder return of 54% and five-year total stockholder return of 124%; and

●	Quarterly dividends resulted in approximately $127 million cash paid to stockholders and we used an additional $600 million to purchase shares under our stock repurchase programs.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 15, 2022 (“Form 10-K”). For further detail and a reconciliation of segment profit to operating income, see Note 3 in the Notes to the Consolidated Financial Statements in our Form 10-K. All total stockholder return calculations assume reinvestment of dividends.

Leadership Transition

In July 2021, the Board of Directors announced that after 15 years, Todd Bluedorn intended to step down from his position as Chairman and Chief Executive Officer by mid-2022. As a result, Mr. Bluedorn did not receive a long-term incentive award in December 2021. To encourage continuity of management, the Company granted one-time long-term incentive awards to its other NEOs as more fully described below under “One-Time Retention Awards.”

On March 23, 2022, the Board announced the following leadership transitions: (1) Mr. Bluedorn’s resignation as Chairman of the Board and Chief Executive Officer; (2) the appointment of Alok Maskara as Chief Executive Officer, effective on May 9, 2022; and (3) the appointment of Todd J. Teske, former Lead Independent Director, as Chairman of the Board and as Interim Chief Executive Officer until Mr. Maskara’s employment begins.

Compensation Highlights

The Committee believes that the design of the Company’s executive compensation program provides a direct link between Company performance and the compensation to our NEOs. Our executive compensation program has three primary elements: base salary, short-term incentives (as part of our Short-Term Incentive (“STI”) Program), and long-term equity incentives (as part of our Long-Term Incentive (“LTI”) Program). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive executive compensation program. Short-term incentives reward the achievement of annual goals, while long-term incentives drive our NEOs to focus on stockholder value creation.

Based on our performance and consistent with the design of our program, the Committee made the following compensation decisions for 2021:

●	Base salaries: NEOs’ base salaries increased in 2021 by an average of 3.1% with a range of 2.9% to 3.7%. Base salary increases were effective April 1, 2021.

●

STI Program: STI amounts are determined by Company performance against the earnings and cash flow goals, as approved by the Committee. Once the Company’s performance against goals is determined, 25% of that amount may be modified from 0% to 225% based on each NEO’s individual performance. When determining whether to modify an NEO’s calculated STI amount the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our environmental, social, and governance (“ESG”) goals. The Company’s ESG goals include reducing the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the diversity and inclusiveness of our workforce. For more information on the Company’s ESG performance, view our ESG Report at www.lennoxinternational.com.

For 2021, the Company’s performance exceeded target award levels, resulting in a weighted average payout of 210% for NEOs. Performance goals were not adjusted, and no discretionary payments were made to NEOs.

●

LTI Program: NEOs receive 50% of their annual LTI grant in the form of performance-based restricted stock units (“PSUs”), which vest after three years. In 2021 the NEOs earned 126% of their target PSUs for the December 2018 PSU grant. Payouts under our PSU program averaged 120% of target over the last three completed performance cycles (the 2017-2019, 2018-2020 and 2019-2021 PSU grants), while total stockholder return over that same five-year period was 124%.

The Committee believes the compensation payouts in 2021 align with the Company’s business performance for the year.

Stockholder Input

The Committee considers input from stockholders, including the result of the annual Say-on-Pay vote, in determining compensation policies and decisions. At our 2021 Annual Meeting, the advisory vote on the compensation of the Company’s NEOs received the approval of over 96% of the stockholders voting for or against this proposal. In an effort to maintain this strong support from stockholders, management has continued to review investor and proxy advisor inputs regarding executive compensation and governance and has engaged in dialogues with stockholders. The Say-on-Pay vote result was one of many factors the Committee considered in deciding to not implement any major changes to the executive compensation program in 2021.

Positive Governance Practices

The Committee assesses trends and developments in executive compensation practices and implements those that best fit with the Company’s business strategy and our stockholders’ long-term interests. Below are some of the practices we have incorporated into our compensation program, as described elsewhere in this Proxy Statement:

What We Do	What We Don’t Do

Median compensation philosophy	No tax gross-ups included in any CIC agreements after 2009

Pay-for-performance linkage	No hedging of Company stock

Long-term balance in compensation structure	No pledging of Company stock

Use of independent compensation consultant	No dividends on equity awards in annual grant

Annual risk assessment	No repricing of stock appreciation rights or options

Rigorous stock ownership guidelines	No cash buyouts of underwater stock appreciation rights or options

Clawback provisions	No significant perquisites

Non-Competition / Non-Solicitation restrictions

Annual reviews of share utilization

Regular market assessment of our peer group

What Guides Our Program

Pay-for-Performance

We maintain a pay-for-performance philosophy designed to reward successful execution of our business strategy and achievement of desired business results, with a focus on aligning compensation with stockholders’ interests. When our financial results exceed performance goals, monetary rewards to our NEOs generally pay out at higher levels. When our financial results fall below performance goals, monetary awards to our NEOs generally pay out at lower levels or may not pay out at all.

Recent payouts under our STI and LTI Programs demonstrate the strong link between Company performance and payments made to our NEOs. In 2021, the Company’s profitability and free cash flow performance resulted in above target level payouts under our annual STI program. Under our LTI Program, record weighted average return on invested capital of 45.1% exceeded the maximum payout goal for that metric, while the core net income compound annual growth rate of 6.3% was above threshold achievement. As a result, our NEOs received a PSU payout of 126% under our LTI plan, consistent with our pay-for-performance approach and results-oriented compensation.

The graph below illustrates the directional alignment of pay and performance by showing changes in CEO annual compensation (using totals from the Summary Compensation Table, excluding changes in pension value) versus changes in total stockholder return (“TSR”) over the last several years.

*$ amounts are in thousands. CEO pay excludes changes in pension value for all years.

*Given the CEO transition announced in July 2021, Mr. Bluedorn did not receive a long-term incentive grant in December 2021. TSR represents the change in a $100 investment from December 31, 2016 assuming reinvestment of dividends.

In addition, long-term compensation for the CEO reflects a strong relative pay-for-performance alignment versus the Compensation Peer Group (as defined herein) across various metrics for 2018- 2020, as shown in the chart below.

*CEO pay excludes changes in pension value

Key Strategic Objectives

The strategic objectives of our executive compensation program are to:

●	attract, retain, and motivate top executive talent;

●	align compensation with the achievement of short-term and long-term business goals;

●	maintain a market-competitive executive compensation program; and

●	drive increased stockholder value by maintaining a strong alignment between pay and performance.

The following table lists each element of executive compensation and how the Committee believes it correlates to our compensation philosophy and key objectives.

Executive Compensation Elements	Attract Top Talent	Retain & Motivate Top Talent	Achieve Short- Term Goals	Achieve Long- Term Goals	Maintain Market Competitiveness	Pay for Performance

Base Salary	✓	✓			✓

Short-Term Incentive Program	✓	✓	✓		✓	✓

Long-Term Incentive Program:

Performance Share Units	✓	✓		✓	✓	✓

Restricted Stock Units	✓	✓			✓

Stock Appreciation Rights	✓	✓	✓	✓	✓	✓

Perquisites	✓				✓

Benefit Programs	✓	✓			✓

Pay Positioning and Compensation Mix

For 2021, the Committee targeted all elements of compensation for the Company’s NEOs at the 50th percentile of the market and granted a majority of the NEOs’ total compensation in the form of incentive compensation. The following chart shows the 2021 average target compensation mix for the NEOs, except for Mr. Bluedorn, who did not receive an LTI grant in 2021. See the section in this CD&A entitled “Long-Term Incentive Program” for details. For reference, Mr. Bluedorn’s CEO target compensation mix for 2020 was 15% fixed (base salary and perquisites) and 85% variable (short-term and long-term incentives).

Other NEOs - Target Compensation Mix

The Decision-Making Process

Role of the Compensation and Human Resource Committee

The Committee establishes and administers our executive compensation program, practices, and policies. The Committee receives input from management and its independent compensation consultant, and considers competitive practices, our business objectives, stockholder interests, regulatory requirements, and other relevant factors to develop our executive compensation program in an effort to most effectively drive the achievement of the Company’s business objectives.

Role of Senior Management

The Committee obtains input from management and the Committee’s independent consultant when making NEO compensation decisions. The CEO makes recommendations to the Committee with respect to all elements of compensation for each NEO, excluding himself. The CEO’s recommendations on NEO pay are developed in consultation with the Chief Human Resources Officer and the Committee’s independent compensation consultant, and are considered with market data. The Committee determines and approves the final compensation elements and amounts to be provided to the NEOs.

The Committee reviews and recommends proposed changes to CEO compensation to the independent members of the Board for approval. All independent members of the Board (rather than the Committee) have responsibility for approving CEO compensation.

Role of the Independent Compensation Consultant

In 2021, the Committee engaged Pearl Meyer to provide analysis, advice, and recommendations on executive compensation to the Committee. At the Committee’s request, Pearl Meyer performed the following services in 2021:

●	provided and analyzed data for all elements of CEO compensation;

●	reviewed and opined on our executive compensation philosophy;

●	reviewed and opined on our Compensation Peer Group;

●	provided and analyzed data for various elements of executive compensation;

●	reviewed and opined on our executive and Board compensation programs, including NEO and Board target compensation;

●	provided insights on compensation actions related to the CEO transition;

●	presented executive compensation trends and regulatory updates to the Committee; and

●	provided input and perspective on various technical matters pertaining to executive compensation.

The Committee analyzed and considered the information provided by management and its consultants to determine the program design and the level and mix of each compensation element for the NEOs. The Committee conducted an independence assessment of Pearl Meyer in accordance with SEC rules. Based on this review, we are not aware of any conflict of interest raised by the work performed by the consultant that would prevent Pearl Meyer from serving as independent consultants to the Committee. Pearl Meyer reported directly to the Committee and did not provide any additional services to management.

Market Competitive Compensation

To maintain a market-competitive program, the Committee uses benchmarking data when establishing executive compensation. Benchmarking against a representative peer group assists the Committee in assessing the competitiveness of our executive compensation program.

For the purposes of setting 2021 compensation, our Company’s compensation peer group, as reviewed and approved by the Committee, included the following 15 companies (the “Compensation Peer Group”):

- A. O. Smith Corporation	- Fortune Brands Home & Security, Inc.	- Pentair, Inc.

- Acuity Brands, Inc.	- Hubbell Inc.	- Regal Beloit Corporation

- Crane Company	- IDEX Corporation	- Rockwell Automation, Inc.

- Dover Corporation	- Kennametal Inc.	- Snap-On Incorporated

- Flowserve Corporation	- Owens Corning	- The Timken Company

The Committee selected the Compensation Peer Group using the following criteria:

●	industry — building products, electrical components/equipment and industrial machinery;

●	revenues of approximately 0.5 to 2.0 times our revenues;

●	business and product mix similar to ours; and

●	international presence and operations.

In addition to comparing our NEO compensation to the compensation of our Compensation Peer Group, the Committee also references published compensation data and other studies of compensation trends and market practices (this data and practices, including our Compensation Peer Group, is collectively referred to as the “Market”).

Beyond traditional Market analysis, the Committee also utilizes various other compensation analyses to assist with its decision-making process. Below are examples of information the Committee reviews and considers, as appropriate, when making compensation decisions:

●	“all in” compensation summaries and pay histories for the CEO and executive officers;

●	CEO realized pay analysis;

●	CEO pay vs. performance analysis;

●	dilution and share utilization analysis, projections, and benchmarking;

●	equity compensation expense analysis;

●	short-term and long-term incentive design, metric, and award type; and

●	short-term and long-term incentive plan performance results.

Components and Analysis of 2021 Executive Compensation

Base Salary

In establishing each NEO’s annual base salary, the Committee considered market data, each individual’s experience and responsibilities, our annual merit budget for all employees, achievement of performance objectives, internal equity and recommendations provided by the CEO for his direct reports.

The following table provides detail regarding base salaries for each NEO:

Name	Base Salary January 1, 2021	Increase Effective April 1, 2021	Base Salary April 1, 2021

Todd M. Bluedorn	$ 1,195,000	2.9%	$ 1,230,000

Joseph W. Reitmeier	545,000	3.7%	565,000

Douglas L. Young	600,000	3.3%	620,000

Daniel M. Sessa	525,000	2.9%	540,000

John D. Torres	510,000	2.9%	525,000

In setting NEO base salaries, the Committee used the 50th percentile of the market as a guideline. The base salary was set within a reasonable range of this guideline for each NEO.

Short-Term Incentive Program

Our STI program as established under the Lennox International Inc. 2019 Equity and Incentive Compensation Plan, is an annual cash-based program for our NEOs designed to reward the successful performance of our Company, our business segments, and each individual NEO. In February 2021, the Committee approved financial metrics and performance goals required to be achieved for any payouts to be made under our STI Program. Under the STI Program, once the calculated STI amount is determined based on performance against the pre-approved goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. However, the individual performance modifier may not increase the STI payout above 225% of the NEO’s STI target.

Financial Performance. The following table summarizes the 2021 STI Program performance goals and payout opportunities, along with Company and business segment performance for each metric as approved by the Committee.

2021 Short-Term Incentive Program Summary — Financial Performance

($ in thousands)

Name(1)	Metric	Weight	Threshold	Target	Maximum	Performance

All NEOs	Company Core Net Income(2)	60%	$328,883	$411,104	$472,770	$ 464,498

	Company Free Cash Flow(3)	40%	227,500	325,000	422,500	409,600

Payout Opportunity as a % of Target			50%	100%	225%

Douglas L. Young	Segment Profit(4)	70%	$ 390,227	$ 460,655	$ 512,610	$ 548,743

	Segment Controllable Cash Flow(5)	30%	242,966	313,303	383,640	439,398

Payout Opportunity as a % of Target			50%	100%	225%

(1)

All NEOs except Mr. Young were measured 100% on overall Company financial performance, which resulted in a calculated award of 208% of target. As the President of our Residential Heating and Cooling segment, Mr. Young’s award was measured 50% on Residential Heating and Cooling’s financial performance and 50% on overall Company financial performance. Residential Heating and Cooling’s financial performance resulted in a calculated award of 225% of target, which when blended with the Company’s calculated award of 208% of target, resulted in an aggregate calculated award of 217% of target for Mr. Young.

(2)

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for 2021 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

(3)

Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment.

(4)

This reflects segment profit for our residential segment, a non-GAAP financial measure, which is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for 2021 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

(5)

Segment controllable cash flow, a non-GAAP financial measure is segment profit, defined above, less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

Individual Performance. Once the calculated STI amount is determined based on performance against the pre-approved earnings and cash flow goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. When determining whether to modify an NEO’s calculated STI amount the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our environmental, social, and governance (ESG) goals. The Company’s ESG goals include reducing the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the diversity and inclusiveness of our workforce. The CEO reviewed with the Committee the individual performance of each NEO (other than the CEO). Based on strong performance in the Residential segment, the Committee approved an increase to the STI payout for Mr. Young from 217% to 223%.

Targets and Payouts. Under the STI Program, target payout opportunities are determined as a percentage of base salary. The target payout opportunities are based on market data using the 50th percentile as a guideline. Each NEO’s target percentage fits within this guideline and was unchanged for 2021.

Based on analysis of the market data and internal equity considerations, the Committee (or with respect to the CEO, the independent Board members) set the following STI targets for 2021. Based on financial and individual performance, the Committee (or with respect to the CEO, the independent Board members) approved the following 2021 payouts for each NEO:

2021 Short-Term Incentive Targets and Payouts

Name	2021 STI Target as a % of Base Salary	2021 STI Target	2021 STI Payout as a % of Target	2021 STI Payout

Todd M. Bluedorn	125%	$1,526,563	208%	$3,180,135

Joseph W. Reitmeier	70	392,000	208	816,614

Douglas L. Young	70	430,500	223	958,000

Daniel M. Sessa	70	375,375	208	781,981

John D. Torres	70	364,875	208	760,108

We include the short-term incentive payments made to the NEOs for 2021, which were approved by the Committee on February 25, 2022 and paid on March 15, 2022, in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Program

We have a LTI Program designed to incentivize those employees who have principal responsibility for our long-term profitability. We believe participation in our LTI Program aligns the interests of our NEOs with the interests of our stockholders.

We use a mix of performance share units (“PSUs”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in our LTI Program. PSUs and SARs reward performance, as measured by achievement of specified financial objectives for PSUs and stock price growth for SARs. RSUs help us retain key members of management through time-based vesting. The Committee allocated the mix of elements in our LTI Program in a manner designed to drive Company performance, retain key talent, and provide competitive compensation.

For 2021, the long-term incentive award allocations for our NEOs were as follows:

The Committee determines the grant date for all long-term incentive awards, and has a long-standing practice of granting all awards at its regularly scheduled December meeting. The Committee sets the exercise price of our SARs at 100% of fair market value, which is defined as the average of the high and low New York Stock Exchange (“NYSE”) trading prices of our common stock on the date of grant.

The target award values under our LTI are based on market data for similar positions using the 50th percentile as a guideline. The number of shares available for grant under the 2019 Equity and Incentive Compensation Plan is also considered. In December 2021, the Committee established the target award values at or near the 50th percentile of the market for all NEOs. When determining the award sizes for each NEO, the Committee and independent Board members considered the NEO’s time in position, individual performance and potential, the NEO’s impact on the financial performance of the Company and internal equity.

Once the Committee determined the target long-term incentive award values for each NEO for the 2021 grants, 50% of the value was provided as PSUs, 30% as RSUs and 20% as SARs.

The following table summarizes the target award values and number of awards granted for each NEO:

	December 2021 Award Value				Number of Awards Granted

Name	PSUs	RSUs	SARs	Total	PSUs (1)	RSUs (1)	SARs (2)	Total

Todd M. Bluedorn (3)	$—	$—	$—	$—	—	—	—	—

Joseph W. Reitmeier	550,000	330,000	220,000	1,100,000	1,757	1,054	3,059	5,870

Douglas L. Young	650,000	390,000	260,000	1,300,000	2,076	1,246	3,615	6,937

Daniel M. Sessa	550,000	330,000	220,000	1,100,000	1,757	1,054	3,059	5,870

John D. Torres	550,000	330,000	220,000	1,100,000	1,757	1,054	3,059	5,870

(1)

The number of PSUs and RSUs was determined by dividing the corresponding target award value by the closing price of our common stock on the NYSE averaged over the 30 calendar days ending on December 1, 2021 ($313.087).

(2)

The number of SARs granted was determined by dividing the corresponding target award value by the Black-Scholes value of our common stock based on the 30 calendar day average closing price of our common stock as of December 1, 2021 ($71.92).

(3)	Given the CEO transition announced in July 2021, Mr. Bluedorn did not receive a long-term incentive award in December 2021.

PSUs. To maintain our strong focus on long-term Company performance, we granted 50% of the December 2021 long-term incentive award in the form of PSUs. PSUs generally vest at the end of a three-year performance period. If at least the threshold performance level has been achieved at the end of the performance period, the PSUs are distributed in the form of Company common stock based on the performance achieved. Dividends are not earned or paid on PSU awards during the three-year performance period. The Committee determines the measurement criteria annually, selecting financial metrics and setting performance goals designed to enhance stockholder value. The Committee certifies the financial performance levels following the end of the performance period and the Company distributes any earned shares.

December 2021 PSU Grant. The key attributes of the PSUs granted in December 2021 are summarized in the following table. The Committee established the Return on Invested Capital (“ROIC”) performance goals based on its assessment of desired return relative to the cost of capital as well as historical and projected ROIC outcomes. Similarly, the Committee set Company core net income growth performance goals based on historical results, projected outcomes of that measure, and expected market conditions. While specific forward-looking performance goals are not included in the table below in light of competitive sensitivities, the following chart broadly describes the performance required to achieve a target payout.

December 2021 PSU Grant

(for the January 1, 2022 — December 31, 2024 Performance Period)

Metric	Weight	Rationale for Selection	Measurement Period	Threshold	Target	Maximum

ROIC	50%	Measures efficient use of capital; higher ROIC correlates to greater cash flow	3-year weighted average (20% lowest year, 40% other two years)	No payout occurs unless ROIC exceeds the Company’s estimated cost of capital. Target payout occurs at roughly three times the Company’s estimated cost of capital

Company Core Net Income Growth	50%	Measures profitability; higher Company core net income correlates with higher earnings per share	3-year compound annual growth rate	Target payout requires low double digit core net income compound annual growth rate

Payout as a % of Target Award				50%	100%	200%

The PSUs granted to our NEOs in 2021 are included in the 2021 Grants of Plan-Based Awards Table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column.

December 2018 PSU Grant. The key attributes of the PSUs granted in December 2018, which vested on December 31, 2021, are summarized in the following table along with the financial performance goals and payout opportunities versus performance. In 2021, NEOs earned a payout of 126.4% of target for the PSUs granted in December 2018. The payout value is reflected in the 2021 Option/SAR Exercises and Stock Vested Table in the “Stock Awards - Value Realized on Vesting” column.

December 2018 PSU Grant

(for the January 1, 2019 — December 31, 2021 Performance Period)

Metric	Weight	Measurement Period	Threshold	Target	Maximum	Performance

ROIC(1)	50%	3-year weighted average (20% lowest year, 40% other two years)	15%	25%	35%	45.1%

Company Core Net Income	50%	3-year compound annual growth rate	6%	12%	20%	6.3%

Payout as a % of Target Award			50%	100%	200%	126.4%

(1)

Net operating profit after tax, a component of ROIC and a non-GAAP financial measure used for incentive compensation purposes, is income from continuing operations, adjusted for 2021 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, pension settlement charges and certain other items.

RSUs. To support our leadership retention objectives, the Committee granted the NEOs 30% of the December 2021 long-term incentive award in the form of RSUs. RSUs generally vest and are distributed in shares of Company common stock three years following the date of grant if the recipient remains an employee of the Company and all other conditions of the award are met. Dividends are not earned or paid on RSUs during the three-year vesting period. The number of shares underlying RSUs granted to our NEOs in 2021 is included in the 2021 Grants of Plan-Based Awards Table in the “All Other Stock Awards: Number of Shares of Stock or Units” column.

SARs. To incentivize NEOs to grow our business and deliver increased returns to our stockholders, the Committee granted the NEOs 20% of the December 2021 LTI award in the form of SARs. SARs vest in one-third increments on each anniversary of the date of grant. Upon the exercise of vested SARs, the increase between the fair market value of our common stock on the date of grant and the fair market value on the date of the SAR exercise is paid in Company common stock. The grant date fair value and the SAR exercise price is determined on the date of grant. SARs granted in 2021 expire seven years from the date of grant. The number of SARs granted to our NEOs in 2021 is included in the 2021 Grants of Plan-Based Awards Table in the “All Other Option Awards: Number of Securities Underlying Options” column.

One-Time Retention Awards

The Company granted one-time awards to the NEOs to encourage continuity of management during our CEO transition. In June 2021, the Committee approved a one-time cash award to Mr. Young with a two-year vesting provision. In December 2021, the Committee approved one-time RSU awards to each of Messrs, Reitmeier, Sessa and Torres with each award having a two-year vesting provision. These awards do not provide for pro-rata vesting upon voluntary termination or retirement.

Name	Award Type	Vesting Date	Number of RSUs (1)	Value

Douglas L. Young	Cash	06/30/2023	N/ A	$2,500,000

Joseph W. Reitmeier	RSU	12/10/2023	1,597	$500,000

Daniel M. Sessa	RSU	12/10/2023	1,597	$500,000

John D. Torres	RSU	12/10/2023	1,597	$500,000

(1)

The number of RSUs was determined by dividing the corresponding target award value by the closing price of our common stock on the NYSE averaged over the 30 calendar days ending on December 1, 2021 ($313.087).

Other Compensation Practices, Policies and Programs

Stock Ownership Guidelines

The Company has stock ownership guidelines for the CEO and other NEOs. We believe stock ownership by executives aligns the interests of executives with the interests of our stockholders and motivates executives to build long-term stockholder value.

The following chart sets forth, as of December 31, 2021, for each NEO, the stock ownership requirements as a multiple of base salary, the total number of shares and unvested RSUs counted toward the stock ownership requirements, and the value of the shares and unvested RSUs as a multiple of base salary. All of our NEOs met our stock ownership guidelines as of December 31, 2021. NEOs are given five years from the date of appointment as an NEO to meet the guidelines.

Name	Ownership Requirement as a Multiple of Base Salary	Total Number of Shares and Unvested RSUs	Stock Ownership as Multiple of Base Salary(1)

Todd M. Bluedorn	5X	28,199	7.3X

Joseph W. Reitmeier	3X	23,092	12.9X

Douglas L. Young	3X	43,743	22.3X

Daniel M. Sessa	3X	45,753	26.8X

John D. Torres	3X	9,650	5.8X

(1)	Based on the average daily closing price for 2021 of $316.72.

In December 2021, the Committee reviewed the stock ownership guidelines and made the following changes to the program, effective January 1, 2022:

•	Increased the CEO multiple from five times base salary to six times base salary; and

•	NEOs must retain their net shares until they have met their ownership requirements.

The Committee oversees and administers the stock ownership guidelines. If an NEO fails to comply with the guidelines, the Committee will determine any appropriate corrective measures to be taken.

Clawback Policy

Our Company has an incentive compensation clawback policy for the CEO and the other NEOs. Under this policy, in the event of any fraud or misconduct that results in a restatement of our Company’s financial results within three years of the filing of the original financial results, the Committee can recoup and cancel cash and equity-based incentive compensation of each person involved in such fraud or misconduct.

Prohibition on Hedging / Pledging Policy

The Company’s Insider Trading Policy prohibits directors, NEOs, all other employees, and each of their designees from trading in any interest, security or position relating to the future price of Company securities, such as a put, call, swap, short sale, hedge, or any other type of derivative security. It also prohibits directors, NEOs and all other employees from pledging Company securities as collateral for a loan, which includes purchases of Company securities on margin.

Benefit Programs

To attract top executive talent and as a market-competitive practice, we provide certain benefit programs to our NEOs that are in addition to those provided to our employees generally. The following table summarizes the additional benefit programs in place during 2021 and the purpose of each program.

Additional Benefit Programs Offered to NEOs in 2021

Plan	Type	Purpose

Supplemental Retirement Plan	Non-Qualified Defined Benefit	Provide market-competitive retirement benefit by providing higher accruals and by permitting accruals that otherwise could not occur because of limitations on compensation under federal tax rules.

Life Insurance Plan	Company-Sponsored Life Insurance	Provide market-competitive life insurance benefits. $3 million in coverage for our CEO. NEO plan includes base salary plus most recent bonus paid with a minimum of $1 million.

In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved a defined contribution restoration plan for individuals who become eligible executive officers on or after January 1, 2019. The Committee made these changes to better align the Company’s non-qualified retirement benefit with current market practices.

Perquisites

We believe providing reasonable perquisites is a market-competitive practice to attract and retain top executive talent. Rather than offering individual perquisites, however, we provide a monthly cash stipend to each of our NEOs to allow more flexibility and choice. Our NEOs have full discretion on how the cash stipend is spent and it is not tracked by the Company after the money is paid. In addition, we offer the installation of Company products and equipment at each NEO’s home to promote our brand to business and personal guests. The value of the Company products and equipment is included as taxable income to each NEO.

Employment Agreements and Change in Control Agreements

We have employment agreements and change in control (“CIC”) agreements with each NEO as reviewed and approved by the Committee. We believe employment agreements are helpful in attracting and retaining top executive talent and for financial and business planning purposes. We believe CIC agreements are necessary to (1) retain key executives during periods of uncertainty; (2) enable executives to objectively evaluate, negotiate and execute a CIC transaction; (3) encourage executives to remain focused on running the business rather than seeking other employment in the event of a possible CIC; (4) preserve stockholder value by providing continuity of management during a transition period; and (5) provide benefit to the Company in the form of restrictive covenants, such as non-compete and non-solicitation provisions. We do not provide tax gross-ups for any CIC agreements entered into after 2009.

Our employment agreements and CIC agreements, and the potential costs associated with each, are discussed in detail under “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

Effective for taxable years beginning after December 31, 2017, The Tax Cuts and Jobs Act changed certain aspects of federal income taxation of executive compensation, including elimination of the “performance-based” compensation exemption to Section 162(m) which allowed a company to deduct “performance-based” compensation in excess of $1 million to NEOs. The Committee will continue to consider the income tax consequences to our Company when analyzing our executive compensation program. If granting awards or providing other executive compensation is consistent with Market data, our compensation philosophy or our strategic business goals, the Committee may provide executive compensation that is not fully deductible.

Non-Qualified Deferred Compensation

In addition to the non-qualified Supplemental Retirement Plan, our Company also maintains a frozen non-qualified Profit Sharing Restoration Plan. Both of these deferred compensation plans are administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Accounting for Stock-Based Awards

When developing NEO compensation, the Committee considers the accounting consequences (in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)) of the program design and award levels, and structures the Company’s executive compensation program accordingly.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Form 10-K.

Submitted by the Compensation and Human Resources Committee of the Board:

Kim K.W. Rucker (Chair)	Todd J. Teske
John W. Norris, III	Shane D. Wall
Karen H. Quintos

Compensation Tables

Summary Compensation Table

The following table provides information regarding the total compensation of each of the Company’s NEOs for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Todd M. Bluedorn Chairman and Chief Executive Officer	2021	1,221,250	—	—	3,180,135	578,204	47,756	5,027,345
	2020	1,230,850	4,044,188	981,689	2,165,000	6,006,324	47,297	14,475,348
	2019	1,186,250	4,037,854	986,891	1,357,811	5,602,978	46,999	13,218,783

Joseph W. Reitmeier Executive Vice President and Chief Financial Officer	2021	560,000	1,394,261	215,660	816,614	644,276	47,476	3,678,287
	2020	561,350	758,252	184,070	553,000	1,239,612	47,155	3,343,439
	2019	540,000	815,315	199,285	346,135	918,976	46,854	2,866,565

Douglas L. Young Executive Vice President and Chief Operating Officer, Residential H&C	2021	615,000	1,044,005	254,858	958,000	—	54,769	2,926,632
	2020	618,000	902,668	219,128	630,000	1,235,828	55,943	3,661,567
	2019	595,000	970,683	237,227	409,378	1,471,415	49,754	3,733,457

Daniel M. Sessa Executive Vice President and Chief Human Resources Officer	2021	536,250	1,394,261	215,660	781,981	338,549	62,967	3,329,668
	2020	540,750	758,252	184,070	532,000	1,717,220	162,998	3,895,290
	2019	521,250	815,315	199,285	349,116	1,566,837	46,866	3,498,669

John D. Torres Executive Vice President, Chief Legal Officer and Corporate Secretary	2021	521,250	1,394,261	215,660	760,108	384,065	47,443	3,322,787
	2020	525,300	758,252	184,070	517,000	1,209,187	49,783	3,243,592
	2019	506,250	815,315	199,285	424,501	1,278,273	49,065	3,272,689

(1)

The amounts shown represent the grant date fair value of the aggregate amount of all stock awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with RSUs and PSUs granted under the 2019 Equity and Incentive Compensation Plan. Assumptions used in calculating these amounts are described in Note 16 of the Consolidated Financial Statements for the fiscal year ended December 31, 2021, included in our Form 10-K. Amounts for 2021 PSUs reflect the most probable outcome for the awards on December 31, 2021 valued at the date of grant in accordance with FASB ASC Topic 718. If the PSUs were valued at maximum performance levels, the total PSU value at grant date would equal:

	PSU Value at Maximum Performance Levels ($)
Name	2019	2020	2021

Todd M. Bluedorn	5,047,256	5,055,368	—

Joseph W. Reitmeier	1,018,959	947,881	1,104,345

Douglas L. Young	1,213,537	1,128,202	1,304,849

Daniel M. Sessa	1,018,959	947,881	1,104,345

John D. Torres	1,018,959	947,881	1,104,345

(2)

The amounts shown represent the grant date fair value of the aggregate amount of all SAR awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with SARs granted under the 2019 Equity and Incentive Compensation Plan. Assumptions used in calculating these amounts are included in Note 16 of the Consolidated Financial Statements for the fiscal year ended December 31, 2021, included in our Form 10-K.

(3)

The amounts shown represent the aggregate change in the actuarial present value of accumulated pension benefits that accrued during the applicable year under our Supplemental Retirement Plan and frozen Consolidated Pension Plan, each as discussed under “Retirement Plans,” as a result of changes in the valuation discount rate, changes in compensation, and an additional one year of service. For Mr. Young, the actuarial present value of pension benefits for 2021 decreased for both the Consolidated Pension Plan by $35,952 and the Supplemental Retirement Plan by $337,314. Since the net change in actuarial present value of pension benefits was negative, in accordance with SEC rules and related guidance, $0 is shown in the table for 2021. For Mr. Bluedorn in 2021, the actuarial present value of pension benefits decreased by $2,084 for the Consolidated Pension Plan, and increased by $580,288 for the Supplemental Retirement Plan, resulting in a net increase of $578,204 in 2021. For Mr. Reitmeier in 2021, the actuarial present value of pension benefits decreased by $8,989 for the Consolidated Pension Plan, and increased by $653,265 for the Supplemental Retirement Plan, resulting in a net increase of $644,276 in 2021. For Mr. Sessa in 2021, the actuarial present value of pension benefits decreased by $2,612 for the Consolidated Pension Plan, and increased by $341,161 for the Supplemental Retirement Plan, resulting in a net increase of $338,549 in 2021. No above-market interest on nonqualified deferred compensation was earned.

(4)	The amounts shown include perquisites and other compensation. The following table identifies the amounts attributable to each category of perquisites and other compensation in 2021 for each NEO.

	Perquisites		Other Compensation

Name	Cash Stipend	Company Equipment and Installation	Term Life Insurance Premiums	Retirement Contributions	Other	Total

Todd M. Bluedorn	$30,000	$—	$356	$17,400	$—	$47,756

Joseph W. Reitmeier	30,000	—	76	17,400	—	47,476

Douglas L. Young	30,000	6,369	—	17,400	1,000	54,769

Daniel M. Sessa	30,000	15,472	95	17,400	—	62,967

John D. Torres	30,000	—	43	17,400	—	47,443

The values attributable to each item listed above are calculated as follows:

•	Cash Stipend — Cash paid to each NEO in lieu of individual perquisites.

•

Company Equipment and Installation — Company equipment is based on the purchase price of the equipment, adjusted in accordance with our employee rebate program. Installation of this equipment is based on the cost for installation paid by the Company in 2021.

•

Term Life Insurance Premiums — The amounts shown are based on the incremental cost paid in 2021 on behalf of each NEO for Basic Life and Basic Accidental Death and Dismemberment over and above the premiums we would otherwise pay under our life insurance program for other employees.

•	Retirement Contributions — Based on Company contributions made under our qualified 401(k) Plan in 2021.

•	Other — Represents matching charitable contributions.

2021 Grants of Plan-Based Awards

The following table provides information regarding short-term incentive awards and long-term incentive awards (PSUs, RSUs and SARs) granted under the 2019 Equity and Incentive Compensation Plan to our NEOs in 2021.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
Todd M. Bluedorn	—	763,281	1,526,563	3,434,767

Joseph W. Reitmeier	—	196,000	392,000	882,000

	12/10/2021				879	1,757	3,514					552,172

	12/10/2021							1,054				331,241

	12/10/2021							1,597				510,848

	12/10/2021								3,059	328.65	331.74	215,660

Douglas L. Young	—	215,250	430,500	968,625

	12/10/2021				1,038	2,076	4,152					652,425

	12/10/2021							1,246				391,580

	12/10/2021								3,615	328.65	331.74	254,858

Daniel M. Sessa	—	187,688	375,375	844,594

	12/10/2021				879	1,757	3,514					552,172

	12/10/2021							1,054				331,241

	12/10/2021							1,597				510,848

	12/10/2021								3,059	328.65	331.74	215,660

John D. Torres	—	182,438	364,875	820,969

	12/10/2021				879	1,757	3,514					552,172

	12/10/2021							1,054				331,241

	12/10/2021							1,597				510,848

	12/10/2021								3,059	328.65	331.74	215,660

(1)	The amounts shown represent award opportunities under our STI Program for 2021. The awards were paid March 15, 2022 in the amounts included in the Summary Compensation Table.

(2)

The amounts shown represent the number of PSUs granted, which to the extent earned, will vest and be distributed in shares of our common stock at the end of the three-year performance period ending December 31, 2024.

(3)

1,054 RSUs for Mr. Reitmeier, Mr. Sessa and Mr. Torres, and 1,246 RSUs for Mr. Young were granted in connection with our annual grant and will vest and be distributed in shares of our common stock on the third anniversary of the date of grant. 1,597 RSUs for Mr. Reitmeier, Mr. Sessa and Mr. Torres were granted in connection with our One-Time Awards and will vest and be distributed in shares of our common stock on the second anniversary of the date of grant.

(4)	The amounts shown represent the number of SARs granted, which vest in one-third increments on each anniversary of the date of grant and expire seven years from the date of grant.

(5)	The amounts shown reflect the exercise price of SARs granted, based on the average of the high and low NYSE trading prices of our common stock on the date of grant.

(6)

The amounts shown represent the grant date fair values of PSUs, RSUs and SARs, calculated in accordance with FASB ASC Topic 718. The grant date fair value for SARs was determined using the Black-Scholes valuation model. The grant date fair value for the PSU and RSU awards equals the dividend-discounted value of our common stock on the date of grant. The assumptions used to calculate the grant date fair values of such awards are set forth below.

		Assumptions				FMV Based on Average High/ Low NYSE Trading Prices on Date of Grant ($)
Grant Date	Award	Volatility (%)	Expected Life (Years)	Dividend Yield (%)	Risk Free Interest Rate (%)		Grant Date Fair Value Per Share ($)

12/10/2021	PSU	—	—	1.49	—	328.65	314.270

12/10/2021	RSU 2-year vest	—	—	1.35	—	328.65	319.880

12/10/2021	RSU 3-year vest	—	—	1.49	—	328.65	314.270

12/10/2021	SAR	29.80	4.35	1.69	0.88	328.65	70.500

Outstanding Equity Awards at 2021 Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2021.

	Options/SAR Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (1)	Option/ SAR Exercise Price ($/Sh)(2)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Todd M. Bluedorn	0	8,350	257.080	12/13/2026	11,881	3,853,721	39,604	12,845,953

	0	11,854	278.000	12/11/2027

Joseph W. Reitmeier	8,677	0	156.940	12/9/2023	4,968	1,611,420	9,479	3,074,608

	6,573	0	205.530	12/8/2024

	5,404	0	214.630	12/7/2025

	3,372	1,686	257.080	12/13/2026

	1,111	2,223	278.000	12/11/2027

	0	3,059	328.650	12/10/2028

Douglas L. Young	10,412	0	156.940	12/9/2023	4,004	1,298,737	11,270	3,655,537

	7,825	0	205.530	12/8/2024

	6,433	0	214.630	12/7/2025

	4,014	2,007	257.080	12/13/2026

	1,323	2,646	278.000	12/11/2027

	0	3,615	328.650	12/10/2028

Daniel M. Sessa	7,959	0	131.940	12/11/2022	4,968	1,611,420	9,479	3,074,608

	8,677	0	156.940	12/9/2023

	6,573	0	205.530	12/8/2024

	5,404	0	214.630	12/7/2025

	3,372	1,686	257.080	12/13/2026

	1,111	2,223	278.000	12/11/2027

	0	3,059	328.650	12/10/2028

John D. Torres	5,404	0	214.630	12/7/2025	4,968	1,611,420	9,479	3,074,608

	3,372	1,686	257.080	12/13/2026

	1,111	2,223	278.000	12/11/2027

	0	3,059	328.650	12/10/2028

(1)	Outstanding SARs vest in one-third increments on each anniversary of the date of grant, with the first anniversary date occurring one year after the date of grant.

(2)

Pursuant to the LII 2010 Incentive Plan and the 2019 Equity and Incentive Compensation Plan, the exercise price for all outstanding SARs is based on the grant date fair market value, which is the average of the high and low NYSE trading prices of our common stock on the date of grant.

(3)	The amounts shown represent all outstanding RSUs held by the NEOs. Refer to column (a) of the table below for the vesting dates of such awards.

(4)	The amounts shown are based on the NYSE closing price of our common stock on December 31, 2021 ($324.36).

(5)

The amounts shown represent outstanding PSUs held by the NEOs. Refer to column (b) of the table below for the vesting dates of such awards and the performance assumptions used to calculate the number of unvested PSUs.

	Shares or Units of Stock That Have Not Vested(a)		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested(b)
Name	Number of Awards	Vesting Date	Number of Awards	Vesting Date	Performance Assumption

Todd M. Bluedorn	6,179	12/13/2022	20,596	12/31/2022	Max

	5,702	12/11/2023	19,008	12/31/2023	Max

Total	11,881		39,604

Joseph W. Reitmeier	1,248	12/13/2022	4,158	12/31/2022	Max

	1,069	12/11/2023	3,564	12/31/2023	Max

	1,054	12/10/2024	1,757	12/31/2024	Target

	1,597	12/10/2023

Total	4,968		9,479

Douglas L. Young	1,485	12/13/2022	4,952	12/31/2022	Max

	1,273	12/11/2023	4,242	12/31/2023	Max

	1,246	12/10/2024	2,076	12/31/2024	Target

Total	4,004		11,270

Daniel M. Sessa	1,248	12/13/2022	4,158	12/31/2022	Max

	1,069	12/11/2023	3,564	12/31/2023	Max

	1,054	12/10/2024	1,757	12/31/2024	Target

	1,597	12/10/2023

Total	4,968		9,479

John D. Torres	1,248	12/13/2022	4,158	12/31/2022	Max

	1,069	12/11/2023	3,564	12/31/2023	Max

	1,054	12/10/2024	1,757	12/31/2024	Target

	1,597	12/10/2023

Total	4,968		9,479

2021 Option/SAR Exercises and Stock Vested

The following table provides information regarding the exercise of SARs by our NEOs and each distribution of RSUs and PSUs held by our NEOs in 2021.

	Options/SAR Awards		Stock Awards

Name	Number of SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Todd M. Bluedorn	122,336	14,742,068	RSU	7,277	2,403,520

			PSU	15,331	4,077,279

Joseph W. Reitmeier	17,744	3,940,466	RSU	1,469	485,196

			PSU	3,096	823,381

Douglas L. Young	9,550	2,004,641	RSU	1,749	577,677

			PSU	3,686	980,292

Daniel M. Sessa	9,785	2,437,541	RSU	1,469	485,196

			PSU	3,096	823,381

John D. Torres	9,466	794,577	RSU	1,469	485,196

			PSU	3,096	823,381

(1)	The dollar amounts shown for RSUs and PSUs are based on the average of the high and low NYSE trading prices of our common stock on the day of distribution.

Retirement Plans

Qualified Retirement Plans

Frozen Consolidated Pension and Profit Sharing Retirement Plans

Effective January 1, 2009, the Company’s Consolidated Pension Plan and Profit Sharing Retirement Plan were frozen. As of that date, benefits under the frozen Pension Plan stopped increasing with additional service and compensation, and additional contributions to the Profit Sharing Plan were discontinued.

The monthly target benefit under the frozen Pension Plan is based on 1.0% of final average annual pay, plus 0.6% of final average annual pay above Social Security covered compensation, multiplied by the number of years of credited service (not to exceed 30 years). The target benefit is reduced by the value of the participant’s defined contribution profit sharing account under the frozen Profit Sharing Plan, with the difference, if any, provided by the frozen Pension Plan. Participants vested in their frozen Pension Plan accrued benefits after five years of service and may commence unreduced benefits at age 65 (normal retirement age) or actuarially reduced benefits at younger ages if age and service requirements are met (generally the attainment of age 62 and 10 years of service or if age plus years of service total 80). Benefits are generally paid in the form of an annuity. We do not grant extra years of service under the Consolidated Pension Plan. Participants in the frozen Profit Sharing Plan are fully vested after six years of service and the Company directs the investment funds. Distributions may occur at separation from service and are eligible for roll-over into another qualified retirement plan.

401(k) Salaried Retirement Plan

Salaried employees are eligible to participate in this plan, and contributions can be made on a pre-tax or Roth post-tax basis, subject to limitations for qualified plans under the Code. Participants can contribute up to 75% of their eligible earnings and receive a Company match of 50% on up to 6% of their eligible pay. In addition, all participants (after completing one year of service) receive a base contribution equal to 3% of eligible pay. The match vests after the participant completes two years of service and the base contribution is fully vested.

Non-Qualified Retirement Plans

Supplemental Retirement Plan

In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved a defined contribution restoration plan for individuals who become eligible executive officers on or after January 1, 2019. The Committee made these changes to better align the Company’s non-qualified retirement benefit with current market practices.

The purpose of our Supplemental Retirement Plan is to provide market-competitive executive level retirement benefit opportunities. It permits income above Code limitations to be considered in determining final average annual pay, doubles the rate of benefit accrual available under the frozen Pension Plan (2.0% of final average annual pay, plus 1.2% of final average annual pay above Social Security covered compensation), limits credited service to 15 years, generally permits early retirement on more favorable terms than the frozen Pension Plan (for example, unreduced benefits at age 62 with 10 years of service or unreduced benefits at age 60 if age plus years of service total 80), and pays benefits in the form of a lump-sum. Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under our Company’s frozen Pension Plan (as if such plan had not been frozen), frozen Profit Sharing Plan, and frozen Profit Sharing Restoration Plan. Participants become vested in their Supplemental Retirement Plan benefit after five years of service. Extra years of credited service are not provided to participants except for up to an additional three years of service and age (subject to the 15 year service limit) in the case of a change in control. The incremental effects of additional years of service are reflected in the tables included in “Potential Payments Upon Termination or Change in Control.”

Frozen Profit Sharing Restoration Plan

We froze the Profit Sharing Restoration Plan and discontinued contributions effective January 1, 2009. Distributions may occur at separation from service and may be paid as a lump-sum or in equal annual installments over either a five- or ten-year period. We direct the investment funds for the frozen Profit Sharing Restoration Plan, which mirror the investments and returns under the frozen Profit Sharing Retirement Plan. The weighted average annual rate of return for the calendar year ended December 31, 2021, was 9.2%.

2021 Pension Benefits

The following table provides information regarding the number of years of service credited to each NEO and the present value of accumulated benefits payable to each NEO under our frozen Consolidated Pension Plan and our Supplemental Retirement Plan as of December 31, 2021, as well as payments made to each NEO in 2021 under such plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Year ($)

Todd M. Bluedorn	Consolidated Pension Plan (Frozen)	1.9	64,861	0

	Supplemental Retirement Plan	14.9	24,328,548	0

Joseph W. Reitmeier	Consolidated Pension Plan (Frozen)	3.3	79,820	0

	Supplemental Retirement Plan	9.6	4,314,636	0

Douglas L. Young	Consolidated Pension Plan (Frozen)	9.6	63,353	0

	Supplemental Retirement Plan	15.0	7,621,996	0

Daniel M. Sessa	Consolidated Pension Plan (Frozen)	1.7	53,794	0

	Supplemental Retirement Plan	14.7	6,876,500	0

John D. Torres(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	0

	Supplemental Retirement Plan	13.0	6,113,035	0

(1)

The actuarial present value of the lump-sum accumulated benefit payable at December 31, 2021 is equal to the annualized present value factor, multiplied by the monthly benefit. The amounts shown are calculated in accordance with FASB ASC Topic 715, using a 1.87% interest (discount) rate for the Supplemental Retirement Plan and 3.04% for the Consolidated Pension Plan as of December 31, 2021 and the Pri-2012 healthy retiree mortality rates, with a white collar adjustment, with generational projections of mortality improvement using scale MP-2021. The calculations assume payments are deferred until age 65 for all participants under our frozen Consolidated Pension Plan and until the earliest unreduced retirement age for each participant under our Supplemental Retirement Plan. Additional assumptions are included in Note 11 of the Consolidated Financial Statements for the fiscal year ended December 31, 2021, included in our Form 10-K.

(2)	Mr. Torres was not eligible to participate in the Consolidated Pension Plan prior to the plan being frozen.

2021 Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings, withdrawals and distributions under our frozen Profit Sharing Restoration Plan in 2021 for each NEO, as well as each NEO’s aggregate balance in such plan at December 31, 2021.

Name	Executive Contributions in Last Year ($)	Company Contributions in Last Year ($)	Aggregate Earnings in Last Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)

Todd M. Bluedorn	0	0	9,432	0	111,650

Joseph W. Reitmeier(1)	N/A	N/A	N/A	N/A	N/A

Douglas L. Young	0	0	48,109	0	569,484

Daniel M. Sessa	0	0	2,250	0	26,628

John D. Torres(1)	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Reitmeier and Mr. Torres were not eligible to participate in the Profit Sharing Restoration Plan prior to the plan being frozen.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Agreements

We are party to employment agreements and CIC agreements with each NEO. These agreements serve as the basis for the payments and benefits to which each NEO would be entitled in the event of termination of employment with our Company under the various circumstances described below.

Employment Agreements

The employment agreements with our NEOs establish the basis of compensation and responsibilities for each NEO and contain post-employment covenants, including confidentiality, prohibition against the diversion of employees, vendors and contractors and prohibition against the solicitation of customers, for a period of 24 months following termination of employment. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other in writing at least 30 days prior to such date of its decision not to renew the agreement. Except as otherwise provided below, the terms and conditions of our employment agreement with each NEO are substantially similar.

Change in Control Agreements

Our CIC agreements with our NEOs, the terms and conditions of which are substantially similar except as noted below, provide for benefits under specified circumstances if a NEO’s employment is terminated in connection with a CIC transaction. The agreements require the NEO to maintain the confidentiality of our information and not to induce our employees to terminate their employment with our Company, for a period of 24 months following termination of employment.

All CIC agreements entered into after 2009 do not include a tax gross-up provision. As provided in the “Tables Illustrating Potential Payments Upon Termination or Change in Control”, no NEO would have received an excise tax gross-up payment upon termination on December 31, 2021 due to a change in control.

Payments Made Upon Voluntary Termination or Upon For Cause Termination

If a NEO voluntarily terminates his employment with our Company or we terminate a NEO for cause, he will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to unused, accrued vacation days. Unvested SARs, RSUs and PSUs terminate on the NEO’s last day of employment. Vested SARs will be exercisable for 90 days after the last day of employment if the NEO voluntarily terminates his employment.

Payments Made Upon Retirement

If a NEO retires, he is entitled to receive his base salary through the last day of employment, a payment under our short-term incentive program based on company performance (prorated through the NEO’s last day of employment) and a lump-sum payment equal to unused, accrued vacation days. In addition, with respect to long-term incentive awards:

•	unvested SARs terminate on the NEO’s last day of employment and vested SARs remain exercisable for the remainder of the term of the award;

•	for RSUs, the NEO receives a prorated portion of shares based on the date of retirement at the end of the applicable vesting period; and

•

for PSUs, the NEO receives, to the extent earned based on achievement of specific performance measures, a prorated portion of shares based on the date of retirement at the end of the applicable performance period.

Payments Made Upon Involuntary — Not for Cause Termination

If we terminate a NEO prior to the expiration of his employment agreement (including non-renewal of the NEO’s agreement) for any reason other than for cause, the NEO is generally entitled to receive “normal severance compensation” or, in the NEO’s sole discretion, “enhanced severance benefits.” Under both severance packages:

•	all vested SARs continue to be exercisable for 90 days following the NEO’s last day of employment; and

•	unvested equity awards (SARs, RSUs and PSUs) terminate on the NEO’s last day of employment.

Normal Severance Compensation. If the NEO elects to receive “normal severance compensation,” he will receive monthly payments equal to the greater of (1) his monthly base salary for the remainder of the employment agreement’s term, or (2) three months of his monthly base salary in addition to any other compensation or benefits applicable to an employee at the NEO’s level, including a lump-sum payment equal to unused, accrued vacation days.

Enhanced Severance Benefits. If the NEO agrees to execute a written general release of any and all possible claims against us existing at the time of termination, we will provide the employee with “enhanced severance benefits.” Payments provided under this severance arrangement, which are dependent on years of service with our Company, generally include the following:

Component	Less than Three Years of Service	Three or More Years of Service

Base Salary	One year of base salary	Two years of base salary

Short-Term Incentive	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 12 months	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 24 months

Payment in Lieu of Outplacement Services	Lump-sum payment equal to 10% of base salary	Same

Payment in Lieu of Perquisites	Lump-sum payment equal to 10% of base salary	Same

Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 18 months while the NEO is unemployed and not eligible for other group health coverage and payment of the equivalent of such premium for up to an additional six months, should the NEO remain unemployed	Same

Death Benefit	If the NEO dies during the enhanced severance period, a lump-sum death benefit equal to six months of the NEO’s base salary will be paid to the NEO’s beneficiary	Same

Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days	Same

Payments Made Upon Death or Disability

Generally, if a NEO dies during the term of his employment agreement, the NEO’s beneficiary is entitled to receive “normal severance compensation,” as described above. If a NEO becomes permanently disabled during the agreement term, he will generally be entitled to, at the NEO’s option, either “normal severance compensation” or “enhanced severance benefits,” as described above. In the case of either death or disability, with respect to long-term incentive awards:

•	all SARs vest immediately and remain exercisable for the duration of the term;

•	for RSUs, the NEO, or his beneficiary, receives a prorated payment based upon the portion of the vesting period the NEO actually served as an employee payable at the time employment ceases; and

•

for PSUs, the NEO, or his beneficiary, receives, to the extent earned based on achievement of performance measures, a prorated portion of shares based upon the portion of the performance period the NEO actually served as our employee, payable at the time employment ceases.

Payments Made to our CEO if he Terminates his Employment for “Good Reason,” Upon Involuntary — Not for Cause Termination, or Upon Death or Disability

As of the date of this proxy statement, Mr. Bluedorn is no longer an NEO, but the below disclosure describes Mr. Bluedorn’s the severance benefits he was entitled to in 2021. Except as described below, Mr. Bluedorn received similar severance benefits as the other NEOs. Mr. Bluedorn’s employment agreement provided for certain severance benefits in the event he terminates his employment for “good reason.” “Good reason” includes:

•

any change in Mr. Bluedorn’s position, authority, duties, or responsibilities inconsistent with the position of CEO (excluding de minimis changes and an isolated, insubstantial, and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•

any failure by the Company to comply with any of the provisions of Mr. Bluedorn’s employment agreement (excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•	any requirement for him to be based at any office or location other than our current headquarters in Richardson, Texas;

•	any purported termination by the Company of Mr. Bluedorn’s employment otherwise than as expressly permitted by his employment agreement; or

•	any failure by our Board to nominate him for election by the stockholders as a director.

Pursuant to his employment agreement, in the event (1) Mr. Bluedorn terminated his employment for “good reason,” (2) we terminated him prior to the expiration of his employment agreement (including non-renewal of his agreement) for any reason other than for cause, or (3) Mr. Bluedorn died or became permanently disabled during the term of his employment agreement, he (or his beneficiary, as applicable) was entitled to receive “enhanced severance benefits” as described above under “Payments Made Upon Involuntary — Not For Cause Termination,” provided Mr. Bluedorn (or his personal representative, as applicable) agreed to execute a written general release of any and all possible claims against us existing at the time of termination.

In the case of either death or permanent disability, Mr. Bluedorn’s long-term incentive awards vest, would remain exercisable and paid or distributed as described above under “Payments Made Upon Death or Disability.”

Payments Made Upon a Change in Control

Definition of Change in Control

Under our existing NEO employment agreements and equity award agreements entered into prior to December 2019 (under the 2010 Incentive Plan), a CIC generally includes the occurrence of any of the following events:

•	an acquisition by a third party of 35% or more of our voting stock;

•	a change in a majority of Board members without majority Board approval;

•	stockholder approval of the liquidation or dissolution of our Company;

•	stockholder approval of a merger, consolidation or reorganization; or

•	stockholder approval of the sale of substantially all corporate assets.

NEO equity award agreements entered into and after December 2019 under the 2019 Equity and Incentive Compensation Plan contain a modified definition of CIC. The last two CIC events above are triggered by the consummation, rather than the stockholder approval, of a merger, consolidation, reorganization, or sale of substantially all the corporate assets.

Definition of Good Reason

“Good reason,” under each CIC agreement, includes:

•	any change in the NEO’s position, authority, duties, or responsibilities (excluding de minimis changes);

•	any failure to comply with the NEO’s CIC agreement, including without limitation the provision regarding compensation and benefits;

•	a required relocation to any office or location not within 35 miles of the NEO’s current office or location;

•	any failure by any successor to adopt and comply with the NEO’s CIC agreement; or

•	any failure to re-elect to the Board any NEO serving as a member of the Board.

Change in Control Benefits

If a NEO’s employment is terminated without cause or by the NEO for “good reason” either (1) within two years following a CIC, or (2) within six months prior to a CIC, we will provide the NEO with the following CIC benefits:

Component	CIC Benefit

Base Salary Severance	Lump-sum payment equal to three times the NEO’s annual base salary

Prorated Bonus	Lump-sum payment equal to the NEO’s target bonus, prorated based on the last day of employment

Bonus Severance	Lump-sum payment equal to three times the NEO’s target bonus

Payment in Lieu of Outplacement Services	Lump-sum payment equal to 15% of current base salary

Payment in Lieu of Perquisites	Lump-sum payment equal to 45% of current base salary

Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 36 months while the NEO is unemployed and not eligible for other group health coverage

Supplemental Retirement Plan and Profit Sharing Restoration Plan	Three years added to each of the service and age criteria

Tax Gross-up(*)	If CIC payments are subject to the excise tax imposed by Section 4999 of the Code, an additional “gross-up payment”

Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days

*	The CIC agreement with Mr. Reitmeier does not include a tax gross up provision.

Upon a CIC, all outstanding SARs, RSUs and PSUs held by the NEO immediately vest and become exercisable, with applicable performance measures for outstanding PSUs deemed to have been satisfied at the highest possible level (200% of target). Further, outstanding SARs may be exercised by the NEO up to 90 days after a NEO’s termination within one year following a CIC.

Tables Illustrating Potential Payments Upon Termination or Change in Control

The following tables provide information regarding the benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under specified circumstances, including a CIC. Except as otherwise noted, the amounts shown (1) are estimates only and (2) assume that (a) termination was effective as of December 31, 2021, (b) in the case of disability, the NEO elects to receive “enhanced severance benefits,” (c) in the case of retirement, the NEO is eligible for retirement and (d) in the case of CIC, the NEO terminates for “good reason” or is involuntarily terminated without cause.

Todd M. Bluedorn

			Involuntary-Not For Cause Termination

Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance(1)	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$307,500	$2,460,000	$2,460,000	$2,460,000	$0	$3,690,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	1,537,500

Bonus	0	0	0	3,522,811	3,522,811	3,522,811	0	4,612,500

Payment in Lieu of Outplacement Services	0	0	0	123,000	123,000	123,000	0	184,500

Payment in Lieu of Perquisites	0	0	0	123,000	123,000	123,000	0	553,500

Post-Employment Health Care Coverage	0	0	0	43,674	27,052	43,674	0	75,384

Long-Term Equity Accelerated Vesting(2)	0	8,534,213	0	0	9,645,553	9,645,553	0	17,811,013

Incremental Payment Under Supplemental Retirement Plan & Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	3,570,269

280G Tax Gross-up	0	0	0	0	0	0	0	0

Unused, Accrued Vacation(3)	118,269	118,269	118,269	118,269	118,269	118,269	118,269	118,269

TOTAL	$118,269	$8,652,482	$425,769	$6,390,754	$16,019,685	$16,036,307	$118,269	$32,152,935

(1)

The amounts shown reflect the same severance benefits that would be provided to Mr. Bluedorn if he terminated employment with our Company for “good reason” under his employment agreement as discussed above.

(2)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2021, which was $324.36.

(3)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2021 (assuming the NEO did not take any vacation days in 2021). Payouts may vary depending on the specific circumstances.

Joseph W. Reitmeier

			Involuntary-Not For Cause Termination

Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$141,250	$1,130,000	$141,250	$1,130,000	$0	$1,695,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	395,500

Bonus	0	0	0	899,135	0	899,135	0	1,186,500

Payment in Lieu of Outplacement Services	0	0	0	56,500	0	56,500	0	84,750

Payment in Lieu of Perquisites	0	0	0	56,500	0	56,500	0	254,250

Post-Employment Health Care Coverage	0	0	0	42,370	0	0	0	67,831

Long-Term Equity Accelerated Vesting(1)	0	1,701,099	0	0	1,917,591	1,917,591	0	5,472,421

Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	2,093,047

280G Tax Gross-up	0	0	0	0	0	0	0	N/A

Unused, Accrued Vacation(2)	54,327	54,327	54,327	54,327	54,327	54,327	54,327	54,327

TOTAL	$54,327	$1,755,426	$195,577	$2,238,832	$2,113,168	$4,114,053	$54,327	$11,303,626

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2021, which was $324.36.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2021 (assuming the NEO did not take any vacation days in 2021). Payouts may vary depending on the specific circumstances.

Douglas L. Young

			Involuntary-Not For Cause Termination

Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$155,000	$1,240,000	$155,000	$1,240,000	$0	$1,860,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	434,000

Bonus	0	0	0	1,039,378	0	1,039,378	0	1,302,000

Payment in Lieu of Outplacement Services	0	0	0	62,000	0	62,000	0	93,000

Payment in Lieu of Perquisites	0	0	0	62,000	0	62,000	0	279,000

Post-Employment Health Care Coverage	0	0	0	42,370	0	0	0	67,914

Long-Term Equity Accelerated Vesting(1)	0	2,012,930	0	0	2,270,629	2,270,629	0	5,885,346

Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	115,017

280G Tax Gross-up	0	0	0	0	0	0	0	0

Unused, Accrued Vacation(2)	59,615	59,615	59,615	59,615	59,615	59,615	59,615	59,615

TOTAL	$59,615	$2,072,545	$214,615	$2,505,363	$2,485,244	$4,733,622	$59,615	$10,095,892

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2021, which was $324.36.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2021 (assuming the NEO did not take any vacation days in 2021). Payouts may vary depending on the specific circumstances.

Daniel M. Sessa

			Involuntary-Not For Cause Termination

Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$135,000	$1,080,000	$135,000	$1,080,000	$0	$1,620,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	378,000

Bonus	0	0	0	881,116	0	881,116	0	1,134,000

Payment in Lieu of Outplacement Services	0	0	0	54,000	0	54,000	0	81,000

Payment in Lieu of Perquisites	0	0	0	54,000	0	54,000	0	243,000

Post-Employment Health Care Coverage	0	0	0	26,284	0	0	0	43,127

Long-Term Equity Accelerated Vesting(1)	0	1,701,099	0	0	1,917,591	1,917,591	0	5,472,421

Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	890,768

280G Tax Gross-up	0	0	0	0	0	0	0	0

Unused, Accrued Vacation(2)	51,923	51,923	51,923	51,923	51,923	51,923	51,923	51,923

TOTAL	$51,923	$1,753,022	$186,923	$2,147,323	$2,104,514	$4,038,630	$51,923	$9,914,239

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2021, which was $324.36.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2021 (assuming the NEO did not take any vacation days in 2021). Payouts may vary depending on the specific circumstances.

John D. Torres

			Involuntary-Not For Cause Termination

Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$131,250	$1,050,000	$131,250	$1,050,000	$0	$1,575,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	367,500

Bonus	0	0	0	941,501	0	941,501	0	1,102,500

Payment in Lieu of Outplacement Services	0	0	0	52,500	0	52,500	0	78,750

Payment in Lieu of Perquisites	0	0	0	52,500	0	52,500	0	236,250

Post-Employment Health Care Coverage	0	0	0	28,195	0	0	0	46,070

Long-Term Equity Accelerated Vesting(1)	0	1,701,099	0	0	1,917,591	1,917,591	0	5,472,421

Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	1,084,322

280G Tax Gross-up	0	0	0	0	0	0	0	0

Unused, Accrued Vacation(2)	50,481	50,481	50,481	50,481	50,481	50,481	50,481	50,481

TOTAL	$50,481	$1,751,580	$181,731	$2,175,177	$2,099,322	$064,573	$50,481	$10,013,294

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. These amounts are based on the NYSE closing price of our common stock on December 31, 2021, which was $324.36.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2021 (assuming the NEO did not take any vacation days in 2021). Payouts may vary depending on the specific circumstances.

CEO Pay Ratio

For 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees of our Company other than our CEO was approximately 82 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

In July 2021, the Board of Directors announced that after 15 years, Todd Bluedorn intended to step down from his position as Chairman and Chief Executive Officer by mid-2022. As a result, Mr. Bluedorn did not receive a long-term incentive award in December 2021.

CEO Pay Ratio
Date Used to Identify Median Employee	October 31, 2021
Employee Pool Used to Identify Median Employee

Our employee population consisted of approximately 12,555 individuals on October 31, 2021. In determining the median employee, we excluded employees from certain non-U.S. countries under the de minimis exemption under applicable SEC regulations. The list of excluded countries, together with the number of employees excluded in each country, was as follows: Belgium (7); China (29); Netherlands (45); Poland (48); Portugal (23); and the United Kingdom (10). In total, we excluded 162 employees under the de minimis exemption, representing approximately 1.3% of our total employee population as of October 31, 2021. Our pay ratio includes 12,393 employees.

Compensation Used to Identify Median Employee	Total gross wages as derived from the Company’s payroll records.
Median Employee Annual Compensation for 2021

$61,371, which includes the value of the median employee’s health and welfare benefits and retirement benefits. We calculated the median employee’s compensation in the same manner as we calculated total compensation of the CEO in the Summary Compensation Table and then added the value of health and welfare benefits.

CEO Compensation for 2021

$5,039,548, which is $12,203 more than the amount disclosed in the Summary Compensation Table. The increase reflects the value of health and welfare benefits which are excluded from the Summary Compensation Table under SEC rules.

Pay Ratio	82:1

Equity Compensation Plan Information

We currently administer two equity compensation plans: the 2019 Equity and Incentive Compensation Plan and the 2012 Employee Stock Purchase Plan. The following table provides information as of December 31, 2021 regarding shares of our common stock that may be issued under these equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders

• 2019 Equity and Incentive Compensation Plan	705,124	$ 241.52	1,525,037

• 2012 Employee Stock Purchase Plan	—	—	2,340,685

Equity compensation plans not approved by security holders	—	—	—

Total	705,124	$ 241.52	3,865,722

(1)	Includes the following:

•	476,712 SARs outstanding under the 2019 Equity and Incentive Compensation Plan, which, upon exercise, will be net-settled in shares of our common stock;

•	133,861 shares of our common stock to be issued upon the vesting of RSUs outstanding under the 2019 Equity and Incentive Compensation Plan; and

•

94,551 shares of our common stock to be issued, assuming we meet the target performance goals for the applicable three-year performance period, of PSUs outstanding under the 2019 Equity and Incentive Compensation Plan.

The following table illustrates the number of shares of our common stock that may be issued pursuant to outstanding PSUs and the number of shares that may be available for future issuance under our equity compensation plans if our performance falls below or exceeds our target performance goals:

	Performance Level
	Below Threshold	Threshold	Target	Maximum

Shares to be Issued Pursuant to Outstanding PSUs	—	47,275	94,551	189,102

Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans	3,960,273	3,912,998	3,865,722	3,771,171

(2)	Excludes PSU and RSU awards because those awards do not have an exercise price.

(3)

With respect to outstanding PSUs, the number shown assumes we meet target performance goals for the applicable three-year performance period, includes 1,525,037 shares of common stock available for issuance under the 2019 Equity and Incentive Compensation Plan, and 2,340,685 shares of common stock available for issuance under the 2012 Employee Stock Purchase Plan.

Certain Relationships and Related Party Transactions

All related party transactions must be approved in accordance with the written Related Party Transactions Policy adopted by our Board. A related party transaction is a transaction or relationship since the beginning of the Company’s last fiscal year in which (1) the total amount involved will or may be expected to exceed $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the previous fiscal year an executive officer, director, or nominee for election as a director, a stockholder owning more than 5% of the Company’s voting securities, or an immediate family member of any of these persons.

Our Board has considered certain limited types of transactions with related persons that meet specified criteria and determined that each of them is deemed to be pre-approved under the terms of the Related Party Transaction Policy. These include (1) transactions with companies and charitable contributions to organizations at which a related party’s only relationship is as an employee (other than an executive officer), if the amount of the transaction or contribution does not exceed the greater of $1,000,000 or 1% of that Company’s total annual revenue, (2) transactions involving competitive bids, (3) regulated transactions, and (4) certain routine banking services.

Our Audit Committee is generally responsible for approving all related party transactions, which must be on terms that are fair to our Company and comparable to those that could be obtained in arm’s length dealings with an unrelated third party. In the event a related party transaction involves one or more members of the Audit Committee, the transaction must be approved by an ad hoc committee appointed by the Board and composed entirely of independent and disinterested directors. There were no transactions with related persons in 2021 that require disclosure pursuant to Item 404(a) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of our Company or any of our subsidiaries during 2021 or at any other time, and no member had any relationship with the Company requiring disclosure under “Certain Relationships and Related Party Transactions” above. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation and Human Resources Committee.

Beneficial Ownership of Common Stock

The following table provides information regarding the beneficial ownership of our common stock as of March 1, 2022 by (1) each person known to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all current directors and executive officers as a group.

For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested SARs, receiving earned performance shares or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16 (e.g., Forms 4).

To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based on 36,042,441 shares of common stock outstanding as of March 28, 2022. Number of shares held by beneficial owners of more than 5% of our common stock and percentage ownership are as of the date of the applicable SEC filing made by those owners (unless otherwise noted).

Name of Beneficial Owner	Common Stock Held (#)	Common Stock that may be Acquired Within 60 Days(#)	Total Shares Beneficially Held(#)	Percent of Class (%)

5% Stockholders

BlackRock, Inc.(1)	3,407,324	0	3,407,324	9.45%

The Vanguard Group(2)	3,246,520	0	3,246,520	9.01%

John W. Norris, Jr.(3)	3,081,613	0	3,081,613	8.55%

Directors and Executive Officers

Prakash Bedapudi	10,824	9,381	20,205	*

Gary Bedard	14,697	9,627	24,324	*

Todd M. Bluedorn	16,318	15,331	31,649	*

Sherry L. Buck	124	0	124	*

Janet K. Cooper	16,273	0	16,273	*

Chris Kosel	823	3,770	4,593	*

Max H. Mitchell	2,889	0	2,889	*

John W. Norris, III(4)	655,657	0	655,657	1.82%

Karen H. Quintos	7,407	0	7,407	*

Joseph W. Reitmeier	18,124	28,233	46,357	*

Kim K.W. Rucker	3,328	0	3,328	*

Daniel M. Sessa	40,785	36,192	76,977	*

Gregory T. Swienton	11,737	0	11,737	*

Todd J. Teske	10,192	0	10,192	*

John D. Torres	4,682	12,983	17,665	*

Douglas L. Young	39,739	33,693	73,432	*

Shane D. Wall	512	0	512	*

Elliot Zimmer	333	6,978	7,311	*

All directors and executive officers as a group (18 persons)	854,444	156,188	1,010,632	2.80%

* Less than 1% of outstanding common stock

(1)

As reported by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 1, 2022. BlackRock, Inc. reported sole voting power with respect to 3,171,434 shares and sole dispositive power with respect to 3,407,324 shares.

(2)

As reported by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355 on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2022. The Vanguard Group reported shared voting power with respect to 22,624 shares, sole dispositive power with respect to 3,200,638 shares and shared dispositive power with respect to 45,882 shares.

(3)

Solely based on an amendment to Schedule 13D filed with the Securities and Exchange Commission by Mr. Norris, Jr., 3831 Turtle Creek Blvd, #19B, Dallas, TX 75219, on April 6, 2015, and includes (a) 2,545,105 shares directly owned by the Norris Family Limited Partnership, which is controlled by Mr. Norris, Jr.; (b) 321,750 shares directly owned by the John W. Norris, Jr. Trust A, for which Mr. Norris, Jr. is a trustee and a beneficiary and (c) 214,758 shares held by the John and Terry Norris Living Trust, for which Mr. Norris Jr. is a trustee. Mr. Norris, Jr. reported sole voting and dispositive power with respect to 2,759,863 shares and shared voting and dispositive power with respect to 321,750 shares.

(4)

Includes (a) 35,232 shares held by the L.C. Norris Revocable Trust, 35,232 shares held by the W.H. Norris Revocable Trust and 35,232 shares held by the B.W. Norris Revocable Trust, for which Mr. Norris is a co-trustee and disclaims beneficial ownership; (b) 1,616 shares held by the Norris-Newman Minors Trust, for which Mr. Norris is the trustee and for which Mr. Norris disclaims beneficial ownership; (c) 321,750 shares held by the John W. Norris, Jr. Trust A, for which John W. Norris, II is the trustee and for which Mr. Norris disclaims beneficial ownership; and (d) 5,636 shares held by his spouse, Catherine Houlihan, for which Mr. Norris disclaims beneficial ownership.

Other Information

Quorum Requirement

A quorum is required to transact business at the Annual Meeting. To achieve a quorum, stockholders holding a majority of our outstanding shares of common stock entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards the determination of a quorum.

As of March 28, 2022, the record date for the Annual Meeting, 36,042,441 shares of our common stock were outstanding. Abstentions and “broker non-votes” (as explained below) will be counted for purposes of establishing a quorum. Each share of our common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter.

If a quorum is not present at the Annual Meeting, we expect the Annual Meeting will be adjourned or postponed to solicit additional proxies. In such event, the Chairman or stockholders representing a majority of the outstanding shares entitled to vote and present in person or by proxy at the Annual Meeting may adjourn the Annual Meeting.

Vote Requirement for Each Proposal; Abstentions and Broker Non-Votes

For Proposal 1, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) to be elected. Approval of each of the other Proposals requires the affirmative vote of a majority of the shares of common stock present or represented by proxy during the Annual Meeting.

Shares voted “abstain” and shares not represented at the Annual Meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your bank, broker, nominee, or other holder of record that holds your shares, such holder of record will not be authorized to vote your shares, which would result in “broker non-votes” on each proposal other than Proposal 4, the ratification of KPMG LLP as our independent registered public accounting firm. Any shares represented by “broker non-votes” are not considered votes cast or entitled to vote and therefore will not impact the outcome of such proposals. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Proposal 1 Election of Directors	FOR, AGAINST or ABSTAIN for each nominee	Majority of votes cast, meaning a nominee will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No	No effect.
Proposal 2 Advisory Proposal on 2021 Executive Compensation	FOR, AGAINST, or ABSTAIN	Approval requires the number of FOR votes cast to exceed the number of shares voted AGAINST.	Counted as a vote. Same effect as votes against.	No	No effect.
Proposal 3 Approval of the Lennox International Inc. 2022 Employee Stock Purchase Plan	FOR, AGAINST, or ABSTAIN	Approval requires the number of FOR votes cast to exceed the number of shares voted AGAINST.	Counted as a vote. Same effect as votes against.	No	No effect.
Proposal 4 Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2022	FOR, AGAINST, or ABSTAIN	Approval requires the number of FOR votes cast to exceed the number of shares voted AGAINST.	Counted as a vote. Same effect as votes against.	Yes	Brokers votes will count.

Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Board Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Board Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Voting Procedures

Registered holders may vote online during the Annual Meeting, by the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail. If your shares are held in street name, you will receive instructions from a bank, broker, nominee, or other holder of record that you must follow in order for your shares to be voted. If you have not received voting instructions from your bank, broker, nominee, or other holder of record, please contact them as soon as possible. We urge you to vote promptly and in advance of the Annual Meeting.

A representative of Mediant Communication will tabulate the votes and act as inspector of election at the Annual Meeting.

Changing Your Vote

You can revoke or change your vote on a proposal at any time before the Annual Meeting for any reason by revoking your proxy. For stockholders of record, proxies may be revoked by delivering a written notice of revocation, bearing a later date than your proxy, to our Corporate Secretary at or before the Annual Meeting. Proxies may also be revoked by:

•	submitting a new written proxy bearing a later date than a proxy you previously submitted;

•	voting again by Internet or telephone before 11:59 p.m., Eastern Time, on May 18, 2022; or

•	attending the Annual Meeting and voting online.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the Annual Meeting.

Other Business

We are not aware of any other business to be acted upon at the Annual Meeting other than the Proposals described in this Proxy Statement. However, if you have voted by proxy and other matters are properly presented at the Annual Meeting for consideration in accordance with our Bylaws, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment or the Board’s recommendation.

Proxy Solicitation

We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $12,500 plus reimbursement of expenses. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.

Multiple Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement or Annual Report to Stockholders, as applicable. This procedure helps reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders, Proxy Statement, or 2021 Annual Report to Stockholders, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of these documents, please notify our Investor Relations department as indicated above and we will promptly send you a separate copy.

Form 10-K

Our Annual Report on Form 10-K (excluding exhibits) is a part of our 2021 Annual Report to Stockholders. If you are entitled to vote at the Annual Meeting, you may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements required to be filed with the SEC, without charge, by contacting our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention:  Investor Relations.

Stockholder Proposals for the 2023 Annual Meeting of Stockholders

Proposals for Inclusion in the 2023 Proxy Statement

If you wish to submit a proposal for possible inclusion in our 2023 proxy statement, we must receive your notice, in accordance with the rules of the SEC, on or before December 8, 2022. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. We suggest that all such proposals be sent by certified mail, return receipt requested.

Proposals Not for Inclusion in the 2023 Proxy Statement But to be Offered at the 2023 Annual Meeting

If you wish to introduce a proposal at the 2023 Annual Meeting of Stockholders but do not want your proposal to be included in our proxy statement to be filed in 2023, our Bylaws require you to follow certain procedures and provide certain information and representations related to your proposal. Among other requirements, you must give written notice to our Corporate Secretary of your intention to introduce your proposal and must represent that (1) you are a stockholder of record of Company stock entitled to vote at the annual meeting and (2) you intend to personally present your proposal at the annual meeting. We must receive your notice at least 60 days, but no more than 90 days, prior to the 2023 Annual Meeting of Stockholders. If we give less than 70 days’ notice of the date of the 2023 Annual Meeting of Stockholders, we must receive your notice within 10 days following the date on which notice of the date of the 2023 Annual Meeting of Stockholders was mailed or such public disclosure was made to our stockholders.

Your notice must include certain information about you, your proposal, and any person “acting in concert” with you and why implementation of your proposal would be in the best interest of the Company and its stockholders. Your notice must also include the shares of the Company’s stock you beneficially own (including any option, warrant or similar right and any other direct or indirect right or interest that may enable you to share in any profit, or manage the risk, from any change in the value of the Company’s stock), any proxy or other right you hold to vote the Company’s stock (or any similar right which has the effect of increasing or decreasing your voting power), performance-related fees which you would be entitled to as a result of any change in the value of the Company’s stock, any material interest you have in your proposal and any other information required to disclosed in a proxy statement. Depending on the nature of the proposal, additional information may be required. If you do not appear at the meeting to represent your proposal, your proposal will be disregarded.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of this year’s Annual Meeting. Accordingly, for the 2023 Annual Meeting of Stockholders, we must receive such notice no later than March 20, 2023. If the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting of Stockholders or the 10th calendar day following the day on which public announcement of the date of the 2023 Annual Meeting of Stockholders is first made

By Order of the Board of Directors,

John D. Torres Corporate Secretary

Richardson, Texas

April 7, 2022

Appendix A—GAAP Reconciliation

Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures

(Unaudited)

To supplement the Company’s consolidated financial statements which are presented in accordance with U.S. GAAP, additional non-GAAP financial measures are provided and reconciled in the following tables. In addition to these non-GAAP measures, the Company also provides rates of revenue change at constant currency on a consolidated and segment basis if different than the reported measures. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and operating performance.

Company Core Net Income (dollars in millions):

For the Year Ended December 31, 2021
Income from continuing operations, a GAAP measure	$464.0
Restructuring charges	1.4
Pension settlements	0.9
Special product quality adjustments	(1.8)
Items in Losses (gains) and other expenses, net which are excluded from segment profit (loss)	10.5
Excess tax benefits from share-based compensation	(5.7)
Other tax items, net	2.1
Carve-out for short term incentive program	(6.9)

Company core net income	$464.5

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

Segment Profit (dollars in millions):

For the Year Ended December 31, 2021
Operating income, a GAAP measure	$590.3
Special product quality adjustments	(2.5)
Items in Losses (gains) and other expenses, net which are excluded from segment profit (loss)	14.3
Restructuring charges	1.8

Segment profit	$603.9

Appendix A-1

Segment profit, a non-GAAP financial measure, is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for 2021 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items. An individual segment’s profit should not be used as a substitute for the Company’s segment profit and may not be comparable to similarly titled measures reported by other companies.

Company Free Cash Flow (dollars in millions)

For the Year Ended December 31, 2021
Net cash provided by operating activities, a GAAP measure	$515.5
Purchases of property, plant, and equipment	(106.8)
Proceeds from the disposal of property, plant, and equipment	0.9

Free cash flow	$409.6

Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant and equipment.

Segment Controllable Cash Flow (dollars in millions)

For the Year Ended December 31, 2021
Segment Profit - Residential	$548.7
Change in accounts receivable	(51.6)
Change in inventory	(29.3)
Change in accounts payable	42.9
Capital expenditures	(70.0)
Other	(1.3)

Company Controllable Cash Flow - Residential	$439.4

Segment controllable cash flow, a non-GAAP financial measure is segment profit, defined above, less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

Appendix A-2

Adjusted EPS from Continuing Operations

	For the Years Ended December 31,
	2021	2020

Earnings per share from continuing operations – diluted, a GAAP measure	$12.39	$9.26
Restructuring charges	0.04	0.22
Pension settlements	0.02	0.01
Special product quality adjustments (a)	(0.05)	0.02
Items in Losses (gains) and other expenses, net which are excluded from segment profit (loss) (b)	0.29	0.25
Excess tax benefits from share-based compensation (c)	(0.15)	(0.11)
Other tax items, net (c)	0.06	0.23
Loss from natural disasters, net of insurance recoveries (d)	—	0.06

Adjusted earnings per share from continuing operations - diluted	$12.60	$9.94

(a) Recorded in Cost of goods sold in the Consolidated Statements of Operations.

(b) Recorded in Losses (gains) and other expenses, net in the Consolidated Statements of Operations.

(c) Recorded in Provision for income taxes in the Consolidated Statements of Operations.

(d) Recorded in (Gain) loss from natural disasters, net of insurance recoveries in the Consolidated Statement of Operations.

Appendix A-3

Appendix B—2022 Employee Stock Purchase Plan

LENNOX INTERNATIONAL INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE.

This Lennox International Inc. 2022 Employee Stock Purchase Plan (the “Plan”) is intended to advance the interests of Lennox International Inc., a Delaware corporation (the “Company”) and its stockholders by allowing employees of the Company and those subsidiaries of the Company that participate in the Plan the opportunity to purchase shares of the Company’s common stock, par value $.01 per share (“Common Stock”). It is intended that the Plan will constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Plan will be interpreted and administered in accordance with such intent; provided, however, that the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) may also authorize grants of separate rights under the Plan (to run concurrently with the fiscal quarters described herein) that are not intended to comply with Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Committee for such purpose, the terms of which grants may differ from the terms set forth herein to the extent such differing terms would not cause a grant under the Plan that is intended to comply with Section 423 of the Code to fail to so comply.

SECTION 2. ADMINISTRATION.

The Plan will be administered by the Committee. The majority of the Committee will constitute a quorum, and the Committee may act by a majority of its members present at any meeting at which a quorum is present or by all members acting unanimously by written consent.

The Committee’s interpretation and construction of the Plan or of any subscription to purchase shares of Common Stock under it will be final. The Committee, in its discretion, may establish any policies or procedures that are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. Each subsidiary (as defined below) of the Company is eligible to participate in the Plan (or any grant under the Plan) if so designated by the Company. The Company will, from time to time, designate the subsidiaries of the Company whose employees will be eligible to participate in the Plan (or any grant under the Plan). The Company may also remove subsidiaries as eligible to participate in the Plan (or any grant under the Plan). No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any subscription to purchase shares under it. For purposes of this Plan, the term “subsidiary” means any corporation in which the Company directly or indirectly owns or controls more than 50 percent of the total combined voting power of all classes of stock issued by the corporation.

SECTION 3. DEFINITIONS.

For purposes of the Plan:

(a)        The term “Effective Date” has the meaning given in Section 10 of the Plan.

Appendix B-1

(b)        The term “Eligible Employee” means each person who is an employee of the Company or of a participating subsidiary of the Company, except that the Company may exclude (i) employees whose customary employment is 20 hours a week or less or not more than 5 months in any calendar year, (ii) employees who have been employed less than 2 years and (iii) employees who are citizens or residents of a foreign jurisdiction if the offering or acceptance of a subscription to or by such employees is prohibited by applicable foreign laws or if compliance with such applicable foreign laws would cause the Plan or the subscription to violate the requirements of Section 423 of the Code. A highly compensated employee (within the meaning of Section 414(q) of the Code) who is an “officer” (as such term is defined in Section 16a-1(f) of the Securities Exchange Act of 1934) of the Company may not be an Eligible Employee.

(c)        The term “Participant” means an Eligible Employee who has a Subscription and Authorization Form (as defined below) in effect.

(d)        The term “Plan Administrator” means a brokerage firm selected by the Company to maintain the Stock Accounts and perform such other administrative duties relating to the Plan as the Company may deem advisable and are permitted by applicable law.

(e)        The term “Purchase Date” means the last business day of the fiscal quarter in which the related Subscription Date occurs.

(f)        The term “Stock Account” means an account or participant trust maintained by a brokerage firm selected by the Company with respect to each Participant as contemplated by Section 6(g) below.

(g)        The term “Subscription Date” means the first business day of each fiscal quarter of the Company while the Plan is effective. The first Subscription Date under the Plan will be July 1, 2022, or the first business day of a subsequent quarter, as determined by the Committee.

SECTION 4. PARTICIPATION.

An Eligible Employee may subscribe to purchase shares of Common Stock under the terms of the Plan and will evidence his or her agreement to subscribe for shares by completing a written or electronic agreement in the form and manner requested by the Company (the “Subscription and Authorization Form”). Subject to the provisions of Section 6(b), a Subscription and Authorization Form will take effect on the first Subscription Date that is within a reasonable time after it has been provided by the Company, but in no event later than the first Subscription Date which is at least 60 days after the date on which the Eligible Employee files the Subscription and Authorization Form. Notwithstanding the foregoing, if immediately after a Subscription Date a Participant owns, or holds options to purchase, stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary of the Company, that Participant may not subscribe to purchase shares on the immediately following Purchase Date. For purposes of this paragraph, stock ownership of an individual will be determined under the rules of Section 424(d) of the Code. In the Subscription and Authorization Form, an Eligible Employee will designate any whole percentage to be withheld from such Eligible Employee’s compensation (as defined below) for each payment remitted by the Company to the Eligible Employee and used to purchase shares of Common Stock on the next Purchase Date, subject to the provisions of Section 6(d) and the following limitations: (a) the whole percentage designated by such Eligible Employee cannot be less than 1 percent of his or her compensation (except as provided in Section 6(b) of the Plan or as otherwise determined by the Committee) and cannot exceed 20 percent of his or her compensation; (b) the maximum number of shares of Common Stock that can be purchased by any one Participant on any Purchase Date cannot exceed 500 shares of Common Stock; and (c) the Committee may establish from time to time minimum

Appendix B-2

payroll deductions. For purposes of converting the payroll deductions of Canadian participants, the US$/CAD exchange rate used for the purpose of such calculations shall be the rate published in The Wall Street Journal on the date of purchase. For purposes of this Plan, the term “compensation” means base salary, regular hourly wages, and sales commissions (prior to any reductions in either).

SECTION 5. COMMON STOCK.

The stock purchased under the Plan will be Treasury shares, shares purchased on the open market, shares of original issuance or a combination of the foregoing. Subject to the provisions of Section 6(h), purchases under the Plan cannot exceed 1,000,000 shares in the aggregate of Common Stock. If the dollar amount of shares of Common Stock subscribed for in any quarter exceeds the number of shares of Common Stock available to be purchased under the Plan, the shares of Common Stock available to be purchased will be allocated on a pro rata basis among the subscriptions.

SECTION 6. TERMS AND CONDITIONS OF SUBSCRIPTIONS.

Subscriptions will be evidenced by a Subscription and Authorization Form in a form provided by the Company. All Participants subscribing to purchase shares will have the same rights and privileges (except as otherwise provided in Section 4), and all subscriptions will be subject to the following terms and conditions and those in the Prospectus for the Common Stock to be issued under the Plan (the “Prospectus”):

(a)        Purchase Price. The purchase price will be 95 percent of the fair market value of Common Stock on the Purchase Date. During such time as Common Stock is traded on the New York Stock Exchange, the fair market value per share will be the closing price of Common Stock on the Purchase Date (or on the next preceding regular business date when shares of Common Stock are traded if no shares of Common Stock were traded on the Purchase Date). Subject to the foregoing, the Committee has full authority and discretion in fixing the purchase price, subject to applicable legal requirements, including under Section 409A of the Code.

(b)        Medium and Time of Payment. The purchase price will be payable in full in U.S. dollars, pursuant to uniform policies and procedures established by the Committee. The funds required for payment will be derived by withholding from a Participant’s compensation. A Participant will have the right, during the period between the sixteenth day of the second month prior and twenty-second day of the month prior to the start of a fiscal quarter, to change his or her subscription for such fiscal quarter and all subsequent fiscal quarters or to withdraw from the Plan; provided, however, that, with respect to the fiscal quarter commencing on July 1, 2022 (the “First Offering Quarter”), Eligible Employees may not subscribe to purchase shares of Common Stock under this Plan prior to May 20, 2022. With respect to the First Offering Quarter, if an Eligible Employee who participated in the immediately preceding offering under the Lennox International Inc. 2012 Employee Stock Purchase Plan does not take action to change or revoke such Eligible Employee’s subscription for such immediately preceding offering (the “Prior Subscription”) prior to June 22, 2022, such Eligible Employee’s Prior Subscription will apply to the First Offering Quarter and future fiscal quarters under the 2022 ESPP until changed or withdrawn. A Participant will have the right to cancel his or her subscription in whole for any fiscal quarter and to obtain a refund of amounts withheld from his or her compensation for such fiscal quarter by submitting a written request by the 15th calendar day of the month prior to the month in which the Purchase Date for such fiscal quarter occurs. Those amounts will thereafter be paid to the Participant within a reasonable period of time.

(c)        No Interest on Employee Funds. No interest will accrue on any amounts withheld from a Participant’s compensation.

Appendix B-3

(d)        Accrual Limitation. No subscription will permit the rights of a Participant to purchase stock under all “employee stock purchase plans” (as defined in the Code) of the Company and its subsidiaries to accrue, under the rules set forth in Section 423(b)(8) of the Code, at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of subscription) for each calendar year.

(e)        Termination of Employment. If a Participant ceases to be an Eligible Employee for any reason before any applicable Purchase Date, the total unused payments credited to his or her account on the date of termination will be refunded to the Participant (or his or her estate) within a reasonable time, without interest, and no purchase will be made with respect to such Participant on such Purchase Date.

(f)        Transferability. Payments credited to a Participant’s account, and any rights to subscribe to purchase shares of Common Stock under the Plan, cannot be transferred by a Participant, except by the laws of descent and distribution.

(g)        Custody of Shares. All shares of Common Stock purchased as provided in the Plan will be initially maintained in separate Stock Accounts for the Participants by the Plan Administrator. The Company will deliver the shares to the Stock Account as soon as reasonably practicable after the close of the applicable Purchase Date. A Participant will be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, and to move those shares to another brokerage account of the Participant’s choosing. The Plan Administrator may require, in its sole discretion, that the Participant bear the cost of transferring such shares.

(h)        Adjustments. Subject to the requirements of Section 424 of the Code to the extent applicable, the Committee shall make or provide for such adjustments in the purchase price and in the number or kind of shares of Common Stock or other securities covered by outstanding subscriptions, or specified in the second sentence of Section 5 of the Plan, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

(i)        Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to any Common Stock covered by his or her subscription until the Purchase Date following payment in full. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except as provided in Section 6(h) of the Plan.

(j)        Fractional Shares. Unless otherwise determined by the Committee, fractional shares may be purchased under the Plan and credited to an account for the Participant.

(k)        Other Provisions. The Subscription and Authorization Form and the Prospectus will contain such other provisions as the Company may deem advisable and that do not conflict with the terms of the Plan.

Appendix B-4

SECTION 7. TERM OF PLAN.

The Plan shall continue in effect until the earlier of (a) its termination by the Board, and (b) the issuance of all Common Stock available for issuance under the Plan.

SECTION 8. GOVERNING LAW.

The Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law.

SECTION 9. AMENDMENT OF THE PLAN.

The Plan may be amended from time to time by the Committee, but unless approved by the stockholders, no amendment will (a) increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by Section 6(h) of the Plan will not be limited by this provision) or (b) materially modify the requirements as to eligibility for participation in the Plan.

SECTION 10. APPROVAL OF STOCKHOLDERS/EFFECTIVE DATE.

The Plan will take effect upon March 11, 2022, the date of its adoption by the Board (the “Effective Date”); however, any subscriptions and purchases under the Plan will be null and void unless the Plan is approved by a vote of the holders of a majority of the total number of outstanding shares of voting stock of the Company present in person or by proxy at a meeting at which a quorum is present in person or by proxy, which approval must occur within the period of 12 months before or after the date the Plan is adopted by the Board.

Appendix B-5

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/LII " Cast your vote online " Have your Proxy Card ready " Follow the simple instructions to record your vote PHONE Call 1-866-895-6903 " Use any touch-tone telephone " Have your Proxy Card ready " Follow the simple recorded instructions MAIL " Mark, sign and date your Proxy Card " Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/LII Lennox International Inc. Annual Meeting of Stockholders For Stockholders of record as of March 28, 2022 TIME: Thursday, May 19, 2022 10:30 AM, Central Daylight Time PLACE: To be held virtually. Please visit www.proxydocs.com/LII to register in advance. This proxy is being solicited on behalf of the Board of Directors The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes Todd J. Teske and John D. Torres (the Named Proxies), and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox International Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 10:30 a.m., Central Daylight Time, on May 19, 2021, in a virtual meeting format, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting of Stockholders or any reconvened meeting after any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTOR'S RECOMMENDATION. This Proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

Lennox International Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR PROPOSALS 1, 2, 3 AND 4 BOARD OF DIRECTORS PROPOSALS YOUR VOTE RECOMMENDS 1. Elect two Class III directors to hold office for a three-year term expiring at the 2025 Annual Meeting of Stockholders. FOR AGAINST ABSTAIN 1.01 Max H. Mitchell FOR 1.02 Kim K.W. Rucker FOR FOR AGAINST ABSTAIN 2. Conduct an advisory vote to approve the compensation of our named executive officers as FOR disclosed in the Proxy Statement. 3. Approve the Lennox International Inc. 2022 Employee Stock Purchase Plan. FOR 4. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the FOR 2022 fiscal year. You must register to attend the meeting online and/or participate at www.proxydocs.com/LII Authorized Signatures-Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.